Exhibit 10.12

DATED 22 January 2016

PERFORMING RIGHT SOCIETY, LIMITED

as Landlord

and

INTERCEPT PHARMA EUROPE LTD

as Tenant

and

INTERCEPT PHARMACEUTICALS, INC

as Guarantor

UNDERLEASE

relating to premises on the Sixth floor,

2 Pancras Square, King’s Cross Central, London N1C 4AG

1 London Street Reading RG1 4QW DX 4001 Reading 1 t. 0118 951 6200

Contents

Clause	Name	Page

1	Definitions and interpretation	1
2	The letting terms	9
3	Tenant’s covenants	9
4	Landlord’s covenants	20
5	Insurance	22
6	Disputes Under Superior Lease	25
7	Provisos	25
8	Guarantor’s covenant	29
9	Exclusion of Sections 24 – 28 of the Landlord and Tenant Act 1954	30
10	Registration of this Lease	30

Schedule	Name	Page

1	Rights granted to the Tenant	32

2	Rights reserved to the Landlord	34

3	Matters to which the Lease is subject	36

4	The Sixth Floor Service Charge	37

5	Building Regulations and Accessway Regulations	42
5	Part 1 Building Regulations	42
5	Part 2 Accessway Regulations	42

6	Review of Principal Rent	43

Execution Page		48

LR1.	Date of lease	22 January 2016
LR2.	Title number(s)	LR2.1	Landlord’s title number(s)
NGL943676
		LR2.2	Other title numbers
NGL931387
LR3.	Parties to this Lease	Landlord
PERFORMING RIGHT SOCIETY, LIMITED (company no. 00134396) whose registered office is at 2 Pancras Square, London, United Kingdom, N1C 4AG
Tenant
INTERCEPT PHARMA EUROPE LTD (company no. 09224395) whose registered office is at One, Glass Wharf, Bristol BS2 0ZX
Guarantor
INTERCEPT PHARMACEUTICALS INC a company incorporated in the state of Delaware, USA whose registered office is 450 W. 15th Street, Suite 505 New York, NY 10011, USA
LR4.	Property	In the case of a conflict between this Clause and the remainder of this Lease then, for the purposes of registration, this Clause shall prevail
As defined in Clause 1.1 (the “Premises”)
LR5.	Prescribed statements etc	LR5.1	Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003
None

		LR5.2	This Lease is made under, or by reference to, provisions of:
None
LR6.	Term for which the Property is leased	The term as defined in this Lease at Clause 1.1
LR7.	Premium	None
LR8.	Prohibitions or restrictions on disposing of this Lease	This Lease contains a provision that prohibits or restricts dispositions
LR9.	Rights of acquisition etc.	LR9.1	Tenant’s contractual rights to renew this Lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land
None
		LR9.2	Tenant’s covenant to (or offer to) surrender this Lease
None
		LR9.3	Landlord’s contractual rights to acquire this Lease
None
LR10.	Restrictive covenants given in this Lease by the Landlord in respect of land other than the Property	None
LR11.	Easements	LR11.1	Easements granted by this Lease for the benefit of the Property
As specified in Schedule 1 (Rights granted to the Tenant )
		LR11.2	Easements granted or reserved by this Lease over the Property for the benefit of other property
As specified in Schedule 2 (Rights reserved to the Landlord )
LR12.	Estate rentcharge burdening the Property	None
LR13.	Application for standard form of restriction	None
LR14.	Declaration of trust where there is more than one person comprising the Tenant	Not applicable

DATED	22 January 2016

PARTIES

(1)	PERFORMING RIGHT SOCIETY, LIMITED (company No. 00134396) whose registered office is at 2 Pancras Square, London, United Kingdom, N1C 4AG (the “Landlord”);

(2)	INTERCEPT PHARMA EUROPE LTD (company no. 09224395) whose registered office is at One, Glass Wharf, Bristol BS02 0ZX (the “Tenant”); and

(3)	INTERCEPT PHARMACEUTICALS INC. a company incorporated in the state of Delaware, USA whose registered office is 450 W. 15th Street, Suite 505 New York, NY 10011, USA (the "Guarantor")

BACKGROUND

(A)	The Landlord is entitled to possession of Sixth Floor, 2 St Pancras Square, King’s Cross Central, London N1C 4AG (the Landlord’s Premises) under the terms of the Superior Lease (a copy of which is annexed to this Lease).

(B)	The Landlord has agreed to grant an underlease of the Premises to the Tenant on the terms set out in this lease.

OPERATIVE PROVISIONS

1	Definitions and interpretation

1.1	In this Lease:

“Accessway” has the meaning given to this term in the Headlease.

“Accessway Regulations” means the regulations set out in Schedule 5, Part 2 (Accessway Regulations ) and any other reasonable regulations from time to time published in writing by the Landlord or the Superior Landlord in addition to or in substitution for those regulations in accordance with the principles of good estate management.

“Act” means every act of parliament (whether specifically named in this Lease or not) which is relevant to the Building, its user or any persons or things on the Building or the persons employed or having recourse to the Building whether or not in force at the date of this Lease and any reference to an Act shall (except where otherwise stated) include any statutory re-enactment or modification of it and any order, regulation, directive, bylaw, rule, regulation, consent or licence granted or required under it or drawing validity from it or by any public or local authority or by any court of competent jurisdiction.

“Agreement to Lease” means an Agreement to Lease dated 22 January 2016 and made between (1) the Landlord (2) the Tenant and (3) the Guarantor providing for the grant of this lease;

“Adjoining Premises” means any other land or premises nearby or adjoining the Building and/or the Estate, whether or not such property is owned by the Landlord at the date of this Lease or is ever owned by the Landlord in the future.

“Asset Rating” has the meaning given in the EPB Regulations (as defined below).

“Block B Common Parts” has the meaning given to this term in the Headlease.

“Block Service Charge” means a fair and reasonable proportion as determined by the Landlord’s Surveyor (acting reasonably but whose decision save in case of manifest error or injustice shall be final) from time to time of the Block B Service Charge payable by the Landlord pursuant to the Superior Lease.

“Block B Service Charge” has the meaning given to this term in the Headlease.

“Building” means the premises demised by the Headlease (as defined in the definition of “Property” in clause 1.1 of the Headlease) being the building known as 2 Pancras Square, King’s Cross Central, London N1C 4AG of which the Premises form part and which includes (without limitation):

(a)	all Conduits from time to time within or leading to the Building which serve it and which do not form part of the public mains;

(b)	the Service Systems and all other landlord’s fixtures forming part of the Building from time to time;

(c)	all additions, alterations and improvements made to the Building from time to time;

(d)	the Common Parts;

(e)	all parts of the Building reserved for the housing of the Service Systems or otherwise required or used for the provision of services and facilities within or to the Building;

(f)	all structural or loadbearing walls, columns, slabs, joists and beams forming part of the Building, its foundations and roofs and all external parts of the Building the repair and maintenance of which are not the responsibility of tenants or other occupiers of the Building; and

(g)	all structures, boundary walls and railings, if any, within the boundaries of the Building,

but excludes:

(h)	any tenant’s fixtures forming part of the Building from time to time.

“Building Regulations” means the regulations set out in Schedule 5, Part 1 (Building Regulations ) and any other reasonable regulations from time to time published by the Landlord in writing in addition to or in substitution for those regulations which shall be in accordance with the principles of good estate management of the Building.

“Building Service Charge” means a fair and reasonable proportion as determined by the Landlord’s Surveyor (acting reasonably, but whose decision shall be final save in case of manifest error or injustice) from time to time of the Building Service Charge as payable by the Landlord pursuant to the Superior Lease.

“Common Parts” means all parts of the Building which are available or provided by the Superior Landlord for the use of the Landlord in common with the Superior Landlord and the tenants or occupiers of the Building and/or for general amenity (including but without limitation any of the following: the forecourts, accessways, entrances, pathways, colonnades and walkways, corridors, lobbies, stairways, lifts, toilets, storage areas, bin stores or other refuse facilities, fire escapes, landscaped areas, Conduits and the Roof Terrace: but excluding the locker facilities and cycle store and any cafe or canteen provided by the Landlord).

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“Conduits” means the Service Systems and all pipes, wires, cables, sewers, drains, ducts, flues, gutters, gullies and other service media (together with ancillary equipment) within or exclusively serving the Building now or at any time during the Term.

“Deed of Guarantee” means any deed of guarantee in respect of the obligations of the Tenant and (as appropriate) any deed of guarantee in respect of the obligations of an assignee of the Premises containing the terms set out in Clause 8 (Guarantor’s covenant ) (with appropriate changes) or such other terms as the Landlord may from time to time reasonably determine.

“EPB Regulations” means the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007.

“EPC” means the energy performance certificate and recommendation report, as defined in the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007 as amended or updated from time to time.

“Estate” means King’s Cross Central as shown edged in red on the Estate Plan as may be varied from time to time to reflect disposals or acquisitions of land by the owner of the Estate.

“Estate Common Parts” means those parts of the Estate which are common parts for the purposes of the Headlease.

“Estate Plan” means the plan annexed to the Superior Lease and labelled “Estate Plan”.

“Estate Service Charge” means a fair and reasonable proportion as determined by the Landlord’s Surveyor (acting reasonably but whose decision save in case of manifest error or injustice shall be final) from time to time of the estate service charge payable by the Landlord pursuant to the Superior Lease.

“Existing EPC” means such copy of the EPC for the Building and/or the Premises as the Landlord has provided from time to time.

“Group Company” means a company which is in the same group of companies (within the meaning of section 42 of the Landlord and Tenant Act 1954) as the Tenant.

“Guarantor” means any guarantor of the Tenant’s (or its successors in title) obligations under this Lease.

“Headlease” means the superior lease of the Building dated 18 December 2012 made between Kings Cross Central (Trustee (No. One)) Limited and Kings Cross Central (Trustee (No. Two) Limited (1)) and KCC Nominee 1 (B4) Limited and KCC Nominee 2 (B4) Limited (2).

“Head Landlord” means the Superior Landlord’s reversioner for the time being.

“Insurance Rent” means such sum as the Landlord’s Surveyor shall (acting reasonably but whose decision save in case of manifest error or injustice shall be final) from time to time certify as being a fair proportion attributable to the Premises having regard to the floor area of the Premises and the floor area of the Landlord’s Premises of the sum payable by the Landlord to the Superior Landlord under the Superior Lease for the Superior Landlord insuring the Building and other matters in accordance with Clause 5.1 (Landlord’s obligations ) (including the whole of any premium or cost paid or incurred by the Landlord in respect of insuring loss of the Principal Rent, the Sixth Floor Service Charge, the Building Service Charge, the Estate Service Charge and the Block Service Charge for the Loss of Rent Period).

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“Insured Risks” means fire, subterranean fire, lightning, aircraft (not being hostile aircraft) and things dropped from aircraft, explosion, riot, civil commotion, malicious damage, storm, tempest, subsidence, flooding, bursting and overflowing of water tanks, apparatus or pipes or the escape of water from any of them, earthquake, heave, landslip, subsidence and such other risks (including damage by terrorist acts) as the Superior Landlord deems necessary to insure against.

“Landlord” means the person named as such in the Parties Clause and includes any other person for the time being entitled to the immediate reversion expectant on the determination of the Term.

“Landlord’s Premises” means the premises demised by the Superior Lease and as therein defined being the premises known as Sixth Floor, 2 Pancras Square, King’s Cross Central, London N1C 4AG of which the Premises form part

“Landlord’s Energy Management Costs” means the costs payable by the Landlord to the Superior Landlord under the Superior Lease for the Superior Landlord:

(a)	acquiring allowances of any nature and paying all present and future taxes, charges, duties, or assessments of any nature relating to the supply or consumption of energy, or relating to emissions consequential upon that supply or consumption (and whether those emissions are direct or indirect);

(b)	monitoring the supply and consumption of energy and such emissions; and

(c)	gathering and processing information relating to the supply and consumption of energy and to such emissions and where “Superior Landlord” includes an undertaking or group of undertakings of which the Superior Landlord is a member.

“Landlord’s Surveyor” shall mean (at the Landlord’s absolute discretion) a chartered surveyor in the employment of the Landlord or a chartered surveyor or firm of chartered surveyors or asset management company employing a chartered surveyor appointed by or on behalf of the Landlord from time to time for the purposes mentioned in this Lease.

“Lease” means this lease and includes any Schedule to it, any licence granted pursuant to this lease and any deed of variation of the provisions of this lease and any deed or instrument supplemental to this lease.

“Lessee’s Fit Out Guide” means the document setting out the Superior Landlord’s requirements for any works carried out by tenants of the Building in the form provided to the Tenant prior to the date of this Lease, with such reasonable amendments made by the Superior Landlord as the Landlord shall notify in writing to the Tenant from time to time.

“Loss of Rent Period” means the period in respect of which the Landlord or Superior Landlord shall have insured against loss of the Principal Rent, the Sixth Floor Service Charge, the Building Service Charge, the Estate Service Charge and the Block Service Charge being not in any case less than three years.

“Net Internal Area” means 794.2281 square metres.

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“Operational Rating” has the meaning given in the EPB Regulations.

“Permitted Use” means use as high class offices within class B1(a) of the Town and Country Planning (Use Classes) Order 1987 (as originally enacted).

“Plan” means a plan annexed to this Lease.

“Planning Acts” means the “Consolidating Acts” as defined in the Planning (Consequential Provisions) Act 1990 and any other legislation relating to town and country planning in force from time to time.

“Planning Agreement” means the agreement dated 22 December 2006 made under section 106 of the Town and Country Planning Act 1990 relating to land known as King’s Cross Central in London and made between (1) The Mayor and Burgesses of the London Borough of Camden; (2) The Secretary of State for Transport; (3) London and Continental Railways Limited; (4) National Carriers Limited; (5) Argent (King’s Cross) Limited; and (6) Transport for London as amended by agreements dated 8 April 2008, 30 July 2010, 11 January 2011, 4 November 2011, 23 December 2011, 20 June 2012, 8 August 2012, 7 December 2012, 15 January 2013 and 28 June 2013.

“Planning Permission” means the outline planning permission relating to the Estate dated 22 December 2006 under reference number 2004/2307/P and the reserved matters approvals relating to the Premises dated 30 April 2010 under reference number 2010/0868/P as amended on 17 April 2012 under reference number 2012/0907/P.

“Premises” means office accommodation on part of the sixth floor of the Building, as shown for the purposes of identification only edged with a red line on the Premises Plan and which shall include:

(a)	the interior finishes on all walls and columns;

(b)	the inner half severed vertically or horizontally (as the case may be) of all non-loadbearing walls, floors, ceilings and other partitions between the Premises and any Adjoining Premises or part of the Building;

(c)	the raised floors and any voids beneath them down to (but excluding) the loadbearing floor slab beneath them which support such raised floors;

(d)	the ceiling finishes and any suspended or false ceilings and any voids between them and the ceiling slab above them;

(e)	any central or other heating and air conditioning installations (including fan coil units);

(f)	all doors and door frames (including any glass in them) incorporated in all walls whether loadbearing or not;

(g)	all fixtures and fittings in or forming part of the Premises and all additions to the Premises;

(h)	all Conduits at any time in and exclusively serving the Premises; and

(i)	all alterations, additions or other works to the Premises;

but shall exclude:

(j)	all structural parts of the Building;

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(k)	all Conduits except for those mentioned in paragraph (h);

(l)	all Common Parts;

(m)	the inside and outside of all external windows and other external lights and the frames, glass, equipment and fitments relating to external windows and lights; and

(n)	any meters or sub-meters for the supply of electricity or other services to the Property to the extent such are within the demise shown edged red on the Premises Plan

“Premises Plan” means the plan annexed to this Lease at Appendix 1 and labelled “Premises Plan”.

“Prescribed Rate” means 4% per annum above Barclays Bank PLC’s Base Rate (or such other comparable rate as the Landlord may reasonably designate if that base rate ceases to be published) from time to time in force, compounded with quarterly rests on the usual quarter days.

“Principal Rent” means Seven Hundred and Twenty Six Thousand Six Hundred and Sixty Five Pounds (£726,665.00) per annum subject to any increase in accordance with Schedule 6 (Review of Principal Rent ).

“Recommendation Report” has the meaning given in the EPB Regulations.

“Rent Commencement Date” means the date of this lease

“Review Date” means 4 June 2019.

“Roof Terrace” means the area shown coloured yellow on the Roof Terrace Plan.

“Roof Terrace Plan” means the plan annexed to the Superior Lease labelled “Roof Terrace Plan”.

“Schedule of Condition” means the schedule of condition dated December 2015 and annexed to this Lease at Appendix 3

“Service Charge Period” means the period of 12 months ending on 31 December in each year, or such other period as the Landlord may from time to time determine and notify to the Tenant in writing.

“Service Systems” means all electrical and mechanical apparatus, plant, machinery and equipment installed in the Building from time to time, used for the provision of services and facilities within or to the Building but excludes any installed by the Tenant or any other tenant or occupiers of the Building which are tenant’s fixtures.

“Sixth Floor Common Parts” means those areas in the Landlord’s Premises which are made available by the Landlord from time to time for the use of the Tenant together with the Landlord and others as shown shaded green on the Plan.

“Sixth Floor Service Charge” means the service charge as defined and calculated in accordance with Schedule 4 (Sixth Floor Service Charge).

“Sixth Floor Services” means the services as defined in Schedule 4.

“Specified Companies” means:

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(a)	Amazon - Amazon.com Inc (a company registered in the state of Delaware, USA under file number 2620453) of 1200 12th Avenue S Suite 1200, Seattle, Washington 98144, USA and whose registered agent address is 2711 Centerville Rd STE 400, Wilmington, Delaware 19808, USA;

(b)	eBay - eBay Inc. (a company registered in the state of Delaware, USA under file number 2871352) of 2145 Hamilton Avenue, San Jose, California 95125 USA and whose registered agent address is 160 Greentree Dr STE 101, Dover, Delaware 19904, USA;

(c)	Facebook – Facebook Inc. (a company registered in the state of Delaware, USA under file number 3835815) of 1601 Willow Road, Menlo Park, CA 94025, USA and whose registered agent address is 2711 Centerville Rd STE 400, Wilmington, Delaware 19808, USA;

(d)	Twitter – Twitter Inc. (a company registered in the state of Delaware, USA under file number 3835815) of 1355 Market Street, Suite 900, San Francisco, CA 94103, USA;

(e)	Apple – Apple Inc. (a company registered in the state of Delaware, USA under file number 3868031) of 1 Infinite Loop, Cupertino, CA 95014, USA and whose registered agent address is Corporation Trust Center 1209 Orange St, Wilmington, Delaware 19801, USA;

(f)	Microsoft Corporation – Microsoft Corporation (a company registered in the state of Delaware, USA under file number 2357303) of One Microsoft Way, Redmond, Washington 98052, USA and whose registered agent address is 2711 Centerville Rd STE 400, Wilmington, Delaware 19808, USA;

(g)	Yahoo! – Yahoo! Inc. (a company registered in the state of Delaware, USA under file number 3011436) of 701 First Avenue, Sunnyvale, CA 94089, USA and whose registered agent address is Corporation Trust Center 1209 Orange St, Wilmington, Delaware 19801, USA;

(h)	Groupon – Groupon Inc. (a company registered in the state of Delaware, USA under file number 4489613) of 600 West Chicago Avenue, Chicago, IL 60654, USA and whose registered agent address is Corporation Trust Center 1209 Orange St, Wilmington, Delaware 19801, US;

(i)	Yelp – Yelp Inc. (a company registered in the state of Delaware, USA under file number 3850893) of 706 Mission Street, San Francisco, CA 94103, USA and whose registered agent address is 160 Greentree Dr STE 101, Dover, Delaware 19904, USA;

(j)	Ask.com – IAC Search & Media, Inc. (a company registered in the state of Delaware, USA under file number 3028980) of 555 12th Street, Suite 500, Oakland, CA 94607, USA and whose registered agent address is 160 Greentree Dr STE 101, Dover, Delaware 19904, USA;

(k)	any Group Companies and affiliates of the above companies listed in paragraphs (a) to paragraph (j); or

(l)	any corporate successors to all or substantially all of the businesses of any companies which fall under paragraphs (a) to (j).

“Superior Landlord” means the Landlord’s immediate reversioner for the time being, at the date of this lease KCC Nominee 1 (B4) Limited (company No. 08136385) and KCC Nominee 2 (B4) Limited (company No. 08136493) both of whose registered office is at 4 Stable Street, London N1C 4AB as trustees for the KC (B2 & B4) Limited Partnership (Limited Partnership No. LP15093) whose principal office is at 4 Stable Street aforesaid

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“Superior Lease” means the lease dated 4 June 2014 and made between (1) KCC Nominee 1 (B4) Limited (company No. 08136385) and KCC Nominee 2 (B4) Limited (company No. 08136493) and (2) Performing Right Society, Limited (company number 00134396) (a copy of which is annexed to this lease at Appendix 2)

“Tenant” means the person named as such in the Parties Clause and includes the successors in title of the Tenant to the term created by this Lease and the Tenant for the time being and from time to time under this Lease.

“Term” means a term of years from and including the date of this lease to and including 31 May 2024.

“Termination of the Term” means the determination of the Term whether by effluxion of time, re-entry, notice, surrender by operation of law or by any other means or cause.

“Uninsured Risk” means an Insured Risk against which insurance is not or ceases to be obtainable on normal commercial terms in the London insurance market at rates generally available in the London insurance market for a property of this type, size and location.

“Working Day” means any day other than Saturday or Sunday or public or bank holidays when clearing banks in the United Kingdom are open to the public for the transaction of business.

“VAT” means value added tax or any other tax of a like nature or levied in addition to or substitution for value added tax.

1.2	The masculine includes the feminine and the singular the plural and vice versa.

1.3	Obligations undertaken by any Tenant or Guarantor where the relevant party comprises more than a single person are joint and several obligations.

1.4	Any covenant by the Tenant not to do an act or thing shall be construed as if it were also a covenant not to permit or suffer such act or thing.

1.5	Rights excepted reserved or granted to the Landlord shall be construed as excepted, reserved, or granted to the Landlord the Superior Landlord and all persons authorised by either of them.

1.6	Any consent or approval of the Landlord required pursuant to the terms of this Lease to is valid only if given in writing and (where the Superior Lease would require such consent or approval) the obligation to obtain such consent or approval shall include the obligation to obtain the Superior Landlord’s consent or approval.

1.7	Any consent or approval which is expressed in this Lease as not to be unreasonably withheld shall not be unreasonably delayed.

1.8	References to a consent shall include a declaration made by the court that such consent has been unreasonably withheld or delayed but only when such declaration cannot be challenged on appeal.

1.9	The contents page, Clause headings and Schedule headings in this Lease are for reference only and shall not be deemed to form part of this Lease nor shall they affect the construction of this Lease.

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1.10	Reference to any plan is to the relevant plan annexed to this Lease.

2	The letting terms

In consideration of the rents reserved and the covenants on the part of the Tenant the Landlord demises the Premises with full title guarantee to the Tenant together with the rights specified in Schedule 1 (Rights granted to the Tenant ) excepting and reserving the rights specified in Schedule 2 (Rights reserved to the Landlord ) but subject to and where appropriate with the benefit of all matters contained or referred to in Schedule 3 (Matters to which the Lease is subject ) for the Term yielding and paying by way of rent yearly and proportionately for any less time than a year:

(a)	the Principal Rent payable by equal quarterly payments in advance on the usual quarter days in each year with the first payment being a due proportion in respect of the period from Rent Commencement Date until the day before the next following quarter day (both dates inclusive) to be made on Rent Commencement Date;

(b)	the Insurance Rent payable within 20 Working Days of written demand but not in any event sooner than one month prior to the commencement of the renewal date of such insurance;

(c)	the Sixth Floor Service Charge payable at the times and in the manner specified in Schedule 4 (The Sixth Floor Service Charge);

(d)	the Building Service Charge payable quarterly in advance on the usual quarter days, and a fair and reasonable proportion of any shortfall calculated pursuant to the terms of the Superior Lease to be paid within 20 Working Days of written demand with any overpayments to be allowed against the next instalment of the Building Service Charge or after the Termination of the Term to be repaid to the Tenant within twenty (20) Working Days of ascertainment;

(e)	the Block Service Charge payable within 20 Working Days of written demand;

(f)	the Estate Service Charge payable within 20 Working Days of written demand;

(g)	all costs reasonably and properly incurred by the Superior Landlord and payable by the Landlord under the Superior Lease for the Superior Landlord providing hot and cold water supplies to the Premises (as measured by the sub-meters installed at the Premises) within 20 Working Days of written demand;

(h)	any other sums falling due under this Lease; and

(i)	VAT on the rents reserved by this Lease payable at the time such rents are payable.

3	Tenant’s covenants

The Tenant covenants with the Landlord as set out in this Clause 3 (Tenant’s covenants ).

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3.1	Pay rents

To pay the rents reserved by this Lease on the days and in the manner specified without (subject to any contrary statutory requirement) any deduction or set off (whether legal or equitable) such payment if required by the Landlord to be made by banker’s standing order or credit transfer to such bank and account as the Landlord shall from time to time nominate.

3.2	Outgoings

3.2.1	To pay or indemnify the Landlord against all existing and future rates, (including rates for unoccupied property), taxes, impositions, outgoings and assessments whatsoever (including all charges for gas and electricity consumed on the Premises) which shall during the Term be assessed or imposed on or in respect of the Premises whether assessed or imposed on the Landlord or the Tenant (except tax (other than VAT) payable by the Landlord in respect of rents payable under this Lease or tax payable as a result of any dealing with any reversion immediately or mediately expectant on the Term) all such sums to be paid within 20 Working Days of written demand for them or in accordance with the terms of the various service providers if such terms provide for a shorter payment period and only insofar as such sums are not recovered by the Landlord through any service charge.

3.2.2	If any such outgoing is assessed on the Building and paid by the Landlord, to repay the Landlord on demand such proportion as the Landlord’s Surveyor reasonably determines to be fairly attributable to the Premises.

3.2.3	To pay that part of the Landlord’s Energy Management Costs which the Landlord or the Landlord’s Surveyor reasonably attributes to the Premises.

3.3	Costs of consent

To pay within 20 Working Days of written demand the Landlord’s and the Superior Landlord’s reasonable fees and expenses (including any stamp duty on licences and duplicates) properly incurred resulting from all applications by the Tenant for any consent required by this Lease including cases where the application is withdrawn or consent is refused save where such consent is proffered subject to an unreasonable or unlawful condition or where a court determines such consent is unreasonably refused or withdrawn in circumstances where the Landlord and/or the Superior Landlord as applicable is required to act reasonably.

3.4	Landlord’s expenses

To pay to the Landlord and the Superior Landlord within 10 Working Days of written demand all proper costs, charges and expenses (including legal costs, bailiffs’ fees and fees payable to a surveyor or an architect):

(a)	resulting from any breach by the Tenant of any of its obligations under this Lease (including without prejudice to the generality of the foregoing) the recovery of arrears of rent;

(b)	incidental to any contemplated or actual notice or proceedings preparatory to forfeiture of this Lease for breach of its terms notwithstanding forfeiture is avoided otherwise than by relief granted by the court;

(c)	resulting from the Landlord and/or the Superior Landlord and/or the Head Landlord abating a nuisance caused by the Tenant on the Premises and executing all such works as may be necessary for abating a nuisance caused by the Tenant on the Premises in obedience to a notice served by any local or other authority; and

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(d)	incidental to the preparation and service of all notices and schedules relating to wants of repair to the Premises and whether served during the Term or within four months after the Termination of the Term (but relating in all cases to such wants of repair that accrued not later than Termination of the Term).

3.5	VAT

3.5.1	To pay in addition to (and at the same time as) the rents or other sums payable under this Lease any VAT which may from time to time be applicable to them and where the Tenant is obliged to pay an amount of money such amount shall be regarded as being exclusive of all VAT which may be payable on it and the Landlord agrees to provide a VAT invoice as soon as reasonably practicable following receipt of the same.

3.5.2	In every case where the Tenant has agreed to reimburse the Landlord and/or the Superior Landlord in respect of any payment made by the Landlord and/or the Superior Landlord under the terms of this Lease the Tenant shall also at the same time reimburse any VAT paid by the Landlord and/or the Superior Landlord on such payment (except to the extent that such VAT is recoverable by the Landlord and/or the Superior Landlord and/or Head Landlord as a deductible input) and the Landlord shall, where the payment is made to the Landlord, issue a VAT invoice as soon as reasonably practicable following receipt of the same.

3.6	Interest on late payment

If any sum payable by the Tenant under this Lease shall be due but unpaid for 15 Working Days (in the case of the Principal Rent only whether formally demanded or not) to pay to the Landlord interest at the Prescribed Rate from time to time (after as well as before any judgment of the courts) on such unpaid sum from the due date until the date of payment in full provided that this Clause shall not prejudice any other right or remedy of the Landlord in respect of such unpaid sum.

3.7	Repair

3.7.1	To keep the Premises in good and substantial repair and condition and properly cleansed excluding damage by:

(a)	any Insured Risk except and to the extent that the insurance monies are irrecoverable due to any act or default of the Tenant or any person deriving title under the Tenant or any of their respective agents, employees or licensees or contractors; and

(b)	an Uninsured Risk but only insofar as damage caused by an Uninsured Risk makes the Premises or a substantial part of them unfit for occupation or use and only to the extent that the Uninsured Risk shall not have become an Uninsured Risk by any act or default of the Tenant or any person deriving title under the Tenant or any of their respective agents, employees, licensees or contractors,

PROVIDED THAT the Tenant shall not be required to put or keep the Premises in any better state of repair and condition than as at the date of this lease as evidenced by the Schedule of Condition.

3.7.2	To notify the Landlord in writing as soon as practicable of any material defect or material lack of repair in the Premises of which the Tenant becomes aware.

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3.8	Decoration

To paint with two coats of good quality paint all the wood, metal and other parts normally painted of the interior of the Premises in the fifth year of the Term and in the last year of the Term (however determined, but not more than once in any two year period) and after painting to decorate, grain, varnish, wash or suitably treat all such parts as have previously been so dealt with and to repaper the parts usually papered with suitable paper of a good quality provided that any change of colour or design shall be previously approved in writing by the Landlord (such approval not to be unreasonably withheld) PROVIDED THAT the Tenant shall not be required to put the Premises in any better decorative state than as at the date of this lease as evidenced by the Schedule of Condition.

3.9	Landlord’s entry and rights

3.9.1	To permit the Landlord or its agents and/or the Superior Landlord and/or the Head Landlord with or without workmen and others at all reasonable times during the Term at convenient hours in the daytime and (except in the case of emergency when no notice need be given) upon the giving of as much written notice as reasonably practicable, but in any event not to be less than 24 hours, to enter into and on the Premises for the purpose of:

(a)	viewing the Premises to ensure that nothing has been done that constitutes a breach of any of the covenants in this Lease;

(b)	viewing and examining the state and condition of the Premises and carrying out environmental surveys;

(c)	complying with any of its obligations; and

(d)	exercising the rights excepted and reserved in Schedule 2 (Rights reserved to the Landlord ) or elsewhere in this Lease, the Superior Lease or the Headlease,

subject in all cases to the person exercising such rights doing so accompanied by a representative of the Tenant (except in case of emergency or where the Tenant fails to provide such a representative after reasonable prior notice from the Landlord) and making good all damage caused in the exercise of such rights as soon as reasonably practicable and to the Tenant’s reasonable satisfaction.

3.9.2	The Landlord may give the Tenant notice in writing specifying any wants of repair which are the Tenant’s responsibility and/or any other breaches of covenant and requiring the Tenant to remedy the same, and the Tenant shall start to comply with such notice within two calendar months of receipt of the notice and thereafter diligently proceed with such works (or immediately in an emergency).

3.9.3	If the Tenant fails to discharge its obligations under this Clause it shall be lawful for the Landlord, its agents, servants and workmen and/or the Superior Landlord and/or the Head Landlord at any time to enter upon the Premises for the purposes of stopping and remedying breaches of covenant and of executing such repairs as may be required to achieve compliance with the Tenant’s covenants in this Lease and the proper cost and expense so incurred together with any surveyor’s or other charges or fees incurred in connection with them shall be paid by the Tenant within 5 Working Days of written demand.

3.10	Cleaning windows and doors

To clean the inside of all windows (including the inside of the external windows that are excluded from the Premises) at least once in every month.

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3.11	Not to obstruct Conduits

Not to do anything whereby any of the Conduits may become choked, obstructed or damaged or whereby the working of any Conduit may be impaired or adversely affected.

3.12	Waste

Not to commit any waste whether permissive or voluntary in or upon the Premises.

3.13	Floor loading

Not to endanger any floor of the Building or any of the gas, electricity, water and other services at any time provided for use in the Building by overloading them nor to use any part of the Premises or the Conduits in such a manner as to exceed the capacity of them or subject them to any strain beyond that which they are designed to bear or so as to cause noise or vibration in or to any adjoining or neighbouring premises or land.

3.14	Alterations

3.14.1	Not to make any alterations or additions to the Premises of a structural or external nature or that may permanently damage or alter the appearance of the exposed concrete soffit.

3.14.2	Not without the prior written consent of the Landlord (such consent not to be unreasonably withheld) to make any alteration or addition to any of the Conduits or the systems for the supply of heating, air conditioning (if any), lighting, electric power or water installed within or upon the Premises provided that the Landlord shall not be considered to be acting unreasonably if such alterations adversely affect the Service Systems.

3.14.3	Without prejudice to Clause 3.14.1 and Clause 3.14.2 not without the prior written consent of the Landlord (such consent not to be unreasonably withheld) to make any other alteration or addition to the Premises.

3.14.4	If alterations or additions are made to notify the Landlord in writing immediately following completion of the works for insurance purposes.

3.14.5	Subject to Clause 3.14.1 and Clause 3.14.2 and notwithstanding Clause 3.14.3 and Clause 3.14.4 the Tenant may install alter and/or remove internal demountable partitioning (together with all necessary fastenings and/or cabling provided that such fastenings and/or cabling do not materially adversely affect the structure of the Building or the partitioning dividing the Premises from the remainder of the Landlord’s Premises) without the Landlord’s consent, provided that:

(a)	the Tenant shall first supply the Landlord with full details and plans of such partitioning or its removal;

(b)	any partitioning installed in the Premises does not affect the appearance of the external window lines of the Building;

(c)	any partitioning adjacent to the external elevation of the Building dovetails with the window mullions;

(d)	such installation or removal does not adversely affect any of the Conduits; and

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(e)	any damage caused to the structure of the Building or to the partitioning dividing the Premises from the remainder of the Landlord’s Premises is made good to the Landlord’s reasonable satisfaction immediately by the Tenant at its own cost.

3.14.6	Not to make any alterations or additions to the Premises which, in the Landlord’s reasonable opinion, have a material adverse effect on the energy efficiency, Operational Rating or Asset Rating of the Premises or the Building.

3.14.7	All alterations must be carried out in accordance with the Lessee’s Fit Out Guide.

3.15	Yield up

At the Termination of the Term to yield up the Premises to the Landlord in such repair and decorative condition as shall accord with full compliance by the Tenant with the Tenant’s covenants in this Lease having:

(a)	removed from the Premises all tenant’s fixtures, fittings and other property belonging to the Tenant or any third party;

(b)	(if and to the extent reasonably required by the Landlord by notice not less than three months before the end of the Term) removed all alterations or additions made during the Term (except for any floor boxes installed by the Tenant with consent) and reinstated the Premises to their prior state and condition of full open plan accommodation;

(c)	made good to the reasonable satisfaction of the Landlord any damage to the Premises caused by such removal and reinstatement; and

(d)	redecorated the Premises having first obtained the Landlord’s approval (such approval not to be unreasonably withheld) of the colours to be used for such redecoration provided that the Tenant shall not be required to replace any carpets at the Premises at the Termination of the Term.

3.16	Restrictions on use

Not to use the Premises or any part of them for any sale by auction or for any illegal, immoral or improper purpose.

3.17	Permitted user

Not to convert or use the Premises or any part of them for any purpose whatsoever other than for the Permitted Use.

3.18	Alienation

3.18.1	Save as permitted by the following provisions of this Lease not to assign, underlet mortgage, charge or part with the possession or share the occupation of the whole or any part of the Premises nor permit any person deriving title from the Tenant to do so and, notwithstanding the provisions of this Clause 3.18 (Alienation), not to grant a licence or to assign this Lease to any of the Specified Companies until the earlier of:

(a)	the date five years from and including 22 January 2016 ; and

(b)	17 January 2023.

3.18.2	No Underletting

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Not to underlet the whole or any part of the Premises

3.18.3	Assignment

Not to assign the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld) Provided That (for the purposes of section 19(1A) of the Landlord and Tenant Act 1927) the Landlord shall be entitled to impose all or any of the matters set out in Clause 3.18.5 as a condition of its consent.

3.18.4	General saving

The proviso to Clause 3.18.3 shall operate without prejudice to the right of the Landlord to withhold such consent on any other grounds where such withholding of consent would be reasonable or to impose any further conditions upon the grant of consent where the imposition of such conditions would be reasonable.

3.18.5	Specific conditions which the Landlord may impose

The conditions referred to in Clause 3.18.3 (and which are to be fulfilled prior to completion of the proposed assignment) are as follows:

(a)	the delivery to the Landlord of a deed (being an authorised guarantee agreement within section 16 of the Landlord and Tenant (Covenants) Act 1995 entered into by the Tenant in the form set out in Schedule 7 (Authorised Guarantee Agreement)) or in such other form as the Landlord may from time to time reasonably determine;

(b)	the payment to the Landlord of all rents and other sums which have fallen due under the Lease prior to the date of the proposed assignment;

(c)	the giving of any requisite consent of any Superior Landlord or mortgagee and the fulfilment of any lawful condition of such consent;

(d)	where the Landlord reasonably so requires either the delivery to the Landlord:

(i)	of a Deed of Guarantee entered into by one or more guarantors reasonably acceptable to the Landlord; or

(ii)	of a rent deposit deed entered into by the proposed assignee in such form as the Landlord may from time to time reasonably require together with payment to the Landlord by way of cleared funds of such sum as is reasonably required by the Landlord and specified in the rent deposit deed; and

(e)	on an assignment by the Tenant to a company which is another member of the same group of companies, the ultimate holding company (unless it is the assignee, or it would itself be giving an authorised guarantee agreement), enters into a Deed of Guarantee but if the ultimate holding company would otherwise be released from liability, the Landlord may require another substantial member of the group to give the guarantee.

3.18.6	Charging

Not without the Landlord’s prior written consent (which shall not be unreasonably withheld) to mortgage or charge the Premises as a whole or to allow any person deriving title from the Tenant to mortgage or charge the Premises as a whole.

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3.19	Sharing with a Group Company

Nothing in Clause 3.18 (Alienation ) shall restrict the right of the Tenant to allow any Group Company of the Tenant to occupy or share the occupation of the Premises from time to time provided that:

(a)	no relationship of Landlord and Tenant shall be created or deemed to exist between the Group Company and the Tenant;

(b)	the Group Company shall not be permitted to have exclusive occupation of the whole or any part or parts of the Premises; and

(c)	the relevant company shall vacate the Premises forthwith upon ceasing to be a Group Company.

3.20	Registration

Within one month after the execution of any assignment, charge, transfer or underlease or upon any transmission by reason of a death or otherwise affecting the Premises or any part of them to produce to and leave with the solicitors for the time being of each of the Landlord and Superior Landlord a certified copy of the deed, instrument or other document evidencing or effecting such transmission and on each occasion to pay to such solicitors their proper registration fee and in addition either to pay or to reimburse the Landlord for the registration fee of the Superior Landlord and/or its solicitor.

3.21	Encroachments and third party rights

3.21.1	Not to stop up, darken or obstruct any windows or lights belonging to the Premises or permit any encroachment or easement to be made or acquired in relation to the Premises which may cause damage, annoyance or inconvenience to the Landlord the Superior Landlord the Head Landlord or any of its tenants and if any such window, light, opening, doorway, path, passage, drain or other encroachment or easement shall be made or acquired to permit the Landlord’s Surveyor, servants and agents to enter the Premises at reasonable times (accompanied by a representative of the Tenant save in case of emergency or where the Tenant fails to provide such a representative after reasonable prior notice from the Landlord) to ascertain the nature of such encroachment or easement and at the request of the Landlord to adopt at the cost of the Landlord such means as may be reasonably required or deemed proper by the Landlord for preventing any such encroachment or the acquisition of any such easement.

3.21.2	Not to give to any third party any acknowledgement that the Tenant enjoys the access or light to any of the windows or openings in the Premises by the consent of such third party nor to pay to such third party any sum of money nor to enter into any agreement with such third party for the purpose of inducing or binding such third party to abstain from obstructing the access of light to any of such windows or openings and in the event of any of the owners of adjacent land or buildings doing or threatening to do anything which obstructs the access of light to any of the windows or openings in the Premises to notify the same immediately to the Landlord.

3.22	Nuisance

Not to do any act, deed or thing in or about or in connection with the Premises (including without limitation the Roof Terrace) which may be or become a nuisance or which may be or lead to the damage, annoyance, inconvenience or disturbance of the Landlord or the owners, tenants or occupiers of any premises on the Estate or be injurious to the value, tone, amenity or character of the Building or the Estate.

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3.23	Hazardous goods

Not to keep or deposit for sale or otherwise in or on the Premises any goods of a dangerous, hazardous or especially combustible nature except under conditions of storage and use strictly in accordance with the requirements whether statutory or otherwise of the fire or other appropriate authorities and of the Landlord’s insurers and not to keep any materials which may contravene any statute or local regulation or bylaw, but the storage of usual office supplies and paper transactional records in the ordinary course of business, will not be a breach of this provision.

3.24	Contamination

3.24.1	Not to cause any contamination or pollution on, in or under the Premises.

3.24.2	Not to discharge any contaminative or hazardous substance from the Premises.

3.25	Compliance with statutes, etc.

3.25.1	To comply with all requirements of all Acts in relation to the Premises and the rights granted to the Tenant under this lease and do all things on or in respect of the Premises which are required by any Act and to keep indemnified the Landlord against all claims, demands, costs, expenses and liability in respect of them provided that the Landlord uses reasonable endeavours to mitigate its losses and expenses and does not settle any claim or proceedings in this respect without first consulting with the Tenant.

3.25.2	To comply with all requirements and regulations of the relevant supply authority as to the electrical or other service or utility installations in the Premises.

3.25.3	In relation to any work that the Tenant carries out to or upon the Premises to which the Construction (Design and Management) Regulations 2007 or any modification or replacement of the same (the “CDM Regulations”) apply the Tenant shall:

(a)	be the only client for the purposes of the CDM Regulations, in which case the Tenant warrants to the Landlord that it has the competence and resources to comply with those requirements;

(b)	upon completion of such work, supply to the Landlord (without charge and subject to an irrevocable royalty free licence in favour of the Landlord and/or its agents to use the same for any purpose connected with the Building) a copy of the health and safety file relating to such work and any other information relevant to health and safety and make the health and safety file available for inspection as soon as reasonably practicable after a request from the Landlord; and

(c)	as soon as reasonably practicable after it becomes aware of any information relevant to health and safety in relation to the Premises, provide such information to the Landlord.

3.26	Planning Acts

3.26.1	In relation to the Planning Acts (and without prejudice to the provisions of Clause 3.25.1):

(a)	so often as occasion shall require at the expense in all respects of the Tenant to obtain from (as the case may be) the local planning authority or the Secretary of State for the Environment or such other authority as may from time to time be appropriate all consents and permissions (if any) as may be required for the carrying out of any operations on the Premises or the institution or continuance on the Premises of any activity which may constitute development within the meaning of the Planning Acts; and

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(b)	not to make any application for planning permission without the previous written consent of the Landlord (such consent not to be unreasonably withheld).

3.26.2	To pay and satisfy any charge that may be imposed under the Planning Acts in respect of the carrying out or maintenance of the operations or the institution or continuance of any activity referred to in Clause 3.26.1(a).

3.26.3	Notwithstanding any consent which may be granted by the Landlord under this Lease not to carry out or make any alteration or addition to the Premises or any change of use of the Premises before any requisite planning permission has been produced to the Landlord and acknowledged by it in writing as satisfactory to it and, subject to Clause 3.26.4, such acknowledgement shall not be unreasonably withheld.

3.26.4	The Landlord may refuse so to express its satisfaction with any such planning permission on the ground that its period of validity or anything contained in or omitted from it is likely (in the reasonable opinion of the Landlord) to be prejudicial to the Landlord’s interest in the Premises whether during the Term or following the Termination of the Term.

3.26.5	Unless the Landlord shall otherwise direct to carry out before the Termination of the Term any works stipulated to be carried out to the Premises by a date subsequent to the Termination of the Term as a condition of any planning permission which may have been granted to the Tenant and in respect of which implementation has been commenced during the Term.

3.26.6	If and when called upon so to do to produce to the Landlord all such plans, documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this covenant have been complied with in all respects.

3.26.7	If the Tenant shall receive any compensation with respect to its interest under this Lease because of any restriction placed upon the user of the Premises under or by virtue of the Planning Acts then if and when its interest under this Lease is determined by assignment or at the Termination of the Term (if earlier) immediately to make such provision as is just and equitable for the Landlord to receive its due benefit from such compensation.

3.26.8	To comply with such provisions of the Planning Permission and the Planning Agreement as are applicable to an occupational tenant of the Premises provided that it is acknowledged that the obligation of the Tenant to comply with the Planning Agreement shall not extend beyond that anticipated by clause 8.3.1(ii) of the Planning Agreement.

3.27	Notices

3.27.1	To give full particulars (including copies where and when available) to the Landlord within seven days of receipt of any permission, notice, order or proposal for a notice or order relating to the Premises made given or issued to the Tenant or left at the Premises by any government department, local, public or other competent authority and if so required by the Landlord to produce such permission, notice, order or proposal for a notice or order to the Landlord.

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3.27.2	Without delay to take all reasonable but commercially prudent or necessary steps to comply in all respects with any such notice or order so far as it relates to the Premises and also at the request of the Landlord to make or join with the Landlord, at the Landlord’s cost, in making such objections or representations against or in respect of any such notice, order or proposal as the Landlord shall consider expedient save where such representations would materially adversely affect the Tenant’s use and occupation of the Premises.

3.28	Landlord’s regulations

To comply with the Building Regulations, the Accessway Regulations and any reasonable regulations relating to the Estate Common Parts made by the Superior Landlord and notified to the Tenant in writing from time to time.

3.29	Signs

3.29.1	Not without the prior consent of the Landlord to affix to or exhibit on any part of the Premises any placard, poster, signboard, nameplate, flag, mechanical, neon or electric sign or advertisement of any description which is visible from the exterior of the Building save that the Tenant may erect a sign identifying the Tenant and its business on the tenants' nameboard on the 6th floor with the Landlord’s consent, not to be unreasonably withheld or delayed.

3.29.2	The Tenant may, subject to the Superior Landlord’s consent, not to be unreasonably withheld or delayed, erect a sign identifying the Tenant and its business within the main reception area of the Building and the Landlord will at the Tenant’s cost use its reasonable endeavours to procure the Superior Landlord’s consent.

3.29.3	Any sign exhibited or erected pursuant to 3.29.1 and 3.29.2 above, must be of a reasonable size and have (if necessary) been approved pursuant to the Planning Acts.

3.30	EPCs

3.30.1	Not to obtain an EPC for the Premises or the Building without the consent of the Landlord and Superior Landlord (not to be unreasonably withheld where an EPC is required by statute).

3.30.2	It shall be reasonable for the Landlord and the Superior Landlord to withhold consent pursuant to Clause 3.30.1 if:

(a)	any Existing EPC remains valid;

(b)	the Landlord and/or Superior Landlord provide to the Tenant a valid EPC for the Premises; or

(c)	the Landlord and/or Superior Landlord agree (at the Tenant’s cost) to obtain an EPC for the Premises.

3.30.3	If the Tenant requests (and the Landlord and Superior Landlord provide) any information required in order to allow an energy assessor to prepare an EPC then the Tenant shall on demand pay to the Landlord and Superior Landlord the Landlord’s and Superior Landlord’s reasonable costs and expenses properly incurred in providing such information.

3.30.4	If the Tenant obtains an EPC in breach of Clause 3.30.1, not to provide a copy of such EPC to the Landlord and Superior Landlord so as not to invalidate any EPC that the Landlord or Superior Landlord may already possess.

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3.30.5	Where necessary, to allow the Landlord and Superior Landlord and their employees or its agents to have access to all documentation, data and information in the Tenant’s possession or under its control reasonably required by the Landlord or Superior Landlord to enable it to:

(a)	prepare an EPC and Recommendation Report for the Building; or

(b)	comply with any duty imposed on the Landlord under the EPC.

3.31	Reletting and for sale boards

3.31.1	For the period of six months immediately preceding the Termination of the Term or at any time in the case of a proposed sale of the Landlord’s and/or Superior Landlord’s interest in the Lease and subject to there being no substantial interference with the Tenant’s enjoyment of the Premises or its rights of access and of light and air to the Premises to permit a sale or letting board to be exhibited on some conspicuous part of the Premises.

3.31.2	To permit an inspection by any prospective purchaser or tenant (accompanied by a representative of the Tenant save where the Tenant fails to provide such a representative after reasonable prior notice) at any reasonable time in the day and upon reasonable notice in writing of not less than 24 hours having been given.

3.32	Use of Common Parts

3.32.1	Not to do or omit to do any act whereby any of the Common Parts or the Estate Common Parts may be damaged or obstructed or whereby the fair use of the Common Parts or by the Estate Common Parts by others may be impeded or obstructed in any manner.

3.32.2	To make good immediately any damage done to the Common Parts or the Estate Common Parts by the Tenant or any employee or invitee of the Tenant and not to place or leave anything in the Common Parts or the Estate Common Parts or otherwise obstruct them.

3.33	Landlord’s title

To observe and perform the covenants and provisions on the part of or binding upon the Landlord in the documents (if any) specified or referred to in Schedule 3 (Matters to which the Lease is subject ) so far as they relate to the Premises.

3.34	To observe Superior Lease

To perform and observe the covenants (other than payment of rent) on the part of the tenant contained in the Superior Lease insofar as they relate to the Premises.

3.35	Indemnity

To indemnify the Landlord against all proper losses, damages, proceedings, actions, claims, demands, costs and expenses incurred or suffered by the Landlord whether before or after Termination of the Term as a result of any breach by the Tenant of any of the Tenant’s obligations contained in this Lease provided that the Landlord uses reasonable endeavours to mitigate its losses and expenses and does not settle any claim or proceedings in this respect without first consulting with the Tenant.

4	Landlord’s covenants

The Landlord covenants with the Tenant as set out in this Clause 4 (Landlord’s covenants ).

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4.1	Quiet enjoyment

Subject to the Tenant paying the rents reserved by and performing and observing the covenants and conditions on the part of the Tenant contained in this Lease the Tenant shall peaceably hold and enjoy the Premises during the Term without interruption from or by the Landlord or by any person lawfully claiming under or in trust for the Landlord or by title paramount.

4.2	Services

It will (subject as mentioned below) provide the Sixth Floor Services and will use all reasonable endeavours to:

(a)	procure that the Superior Landlord provides the services mentioned in Schedule 4 of the Superior Lease (the Building Service Charge);

(b)	procure that the Superior Landlord provides hot and cold water supplies to the Premises; and

(c)	procure that the Superior Landlord procures the provision of the Estate Services and the Block B Services as defined in the Headlease;

provided that the Landlord has no liability if the Superior Landlord decides at its reasonable discretion (acting in the interest of the proper management of the Building) to extend, diminish, remove or otherwise vary the services provided for the Building, so long as such variations do not materially adversely affect the Tenant’s use and enjoyment of the Premises.

4.3	Covenants in Superior Lease

To pay the rent reserved by the Superior Lease and to observe and perform the tenant’s covenants in the Superior Lease (insofar as the same relate to the Premises and in so far as the Tenant is not liable for such observance and performance under its covenants in this Lease) and to use all reasonable, but commercially prudent endeavours to enforce the covenants on the part of the Superior Landlord contained in the Superior Lease;

4.4	Planning Agreement

To indemnify the Tenant against all losses, damages, proceedings, actions, claims, demands, costs and expenses arising out of any breach of the provisions of the Planning Agreement and/or the Planning Permission (save to the extent that any breach is attributable to the failure of the Tenant to comply with Clause 3.26.8 or to any works or change of use carried out or implemented by the Tenant).

4.5	Construction Warranties

4.5.1	To use all reasonable endeavours to enforce all available contractual or collateral warranties that the Landlord has the benefit of in relation to the design and construction of the Building or defective materials in the Building and to apply any compensation monies received pursuant to any such claims or enforcement in the making good of such defect in the design and construction of the Building or defective materials to which the relevant warranty or claim refers.

4.5.2	All costs and expenses properly incurred by the Landlord pursuant to the obligation in Clause 4.5.1 (to the extent not actually recovered from the relevant warrantor pursuant to any claim) shall be recoverable as an item of service charge under Schedule 4 (Sixth Floor Service charge)

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5	Insurance

5.1	Landlord’s obligations

The Landlord will use all reasonable, but commercially prudent endeavours to procure that the Superior Landlord complies with the covenants imposed on it regarding insurance contained in the Superior Lease save to the extent that the policy of insurance has been vitiated or any insurance proceeds withheld in consequence of any act or omission of the Tenant or its workers, contractors or agents or any person on the Premises with the actual or implied authority of any of them. Neither the Superior Landlord nor the Landlord shall be obliged to insure any part of the Premises installed by the Tenant.

5.2	Tenant’s obligations

The Tenant will:

(a)	not do anything which may prejudice or invalidate any policy of insurance effected or procured for the Building or increase the premium for such policy and on demand to pay to the Landlord a sum equivalent to any insurance proceeds which are withheld by any insurer as a result of any act or default on the part of the Tenant;

(b)	without prejudice to the rights of the Landlord in respect of any breach of Clause 5.2(a) pay to the Landlord within ten (10) Working Days of written demand all sums paid by way of increased premium and all expenses incurred by it in the renewal of any such policy or policies rendered necessary by a breach of that covenant;

(c)	not do anything on the Premises or in the Building which might in the reasonable opinion of the Landlord increase the risk of fire or other damage occurring to the Premises or to the Building or to any nearby buildings or materials;

(d)	notify the Landlord immediately in writing of damage to the Premises by any Insured Risk or Uninsured Risk;

(e)	comply with all requirements and recommendations in respect of the Premises from time to time of any insurer of the Building which are notified to the Tenant in writing and the appropriate fire authority;

(f)	supply and maintain in good condition at all times such fire fighting equipment as shall be required by the Fire Officer or other appropriate official for the district for the time being and to comply with all regulations imposed in respect of the Premises;

(g)	within ten Working Days of demand pay to the Landlord a fair proportion as certified by the Landlord’s Surveyor of any insurance excess or deduction imposed or made by any insurer of the Building in respect of any claim made; and

(h)	not to insure the Premises against any of the Insured Risks.

5.3	Rent suspension

5.3.1	If the Building or any part of it shall at any time be destroyed or damaged by an Insured Risk so as to render the Premises unfit for occupation or use or inaccessible, then (unless and to the extent that the insurance has been vitiated by reason of the act or default of the Tenant or any person deriving title under the Tenant or any of their respective agents, employees or licensees) the Principal Rent and the Sixth Floor Service Charge, Building Service Charge, Estate Service Charge and Block Service Charge or a fair proportion (according to the nature and extent of the damage sustained) shall cease to be payable until the earlier of:

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(a)	the Premises are again rendered fit for occupation or use (excluding fitting out and replacement of contents) and made accessible; or

(b)	(if earlier) the expiry of five years from the date of damage or destruction.

provided that any dispute to the amount of cesser of the Principal Rent and Building Service Charge, Estate Service Charge and Block Service Charge shall be referred to the decision of a single arbitrator under the Arbitration Act 1996 at the request of the Landlord or the Tenant.

5.3.2	If the Principal Rent is suspended in accordance with Clause 5.4.1 before the Rent Commencement Date the number of days of such suspension during the period from and including the date of damage or destruction to but excluding the Rent Commencement Date shall be added to the date from which the Principal Rent would otherwise be payable pursuant to Clause 5.3.1(a) or Clause 5.3.1(b) and the Principal Rent shall cease to be payable until this date.

5.3.3	If the obligation to make payments of the Principal Rent and Building Service Charge, Estate Service Charge and Block Service Charge are suspended under Clause 5.3.1 then the Landlord will reimburse to the Tenant within 20 Working Days of such damage or destruction the due proportion of payments of the Principal Rent and Building Service Charge, Estate Service Charge and Block Service Charge in advance in respect of the period on and from the date of such damage or destruction to the end of the relevant payment period.

5.4	Options to terminate following damage by an Insured Risk

5.4.1	If the Premises or the Building are destroyed or damaged by an Insured Risk so as to render the Premises unfit for occupation or use or inaccessible, then:

(a)	if the Superior Landlord terminates the Superior Lease in accordance with Clause 5.4.1 (a) of the Superior Lease then the Landlord shall immediately serve a copy of such notice on the Tenant;

(b)	if the Landlord has not notified the Tenant that the Superior Landlord intends to commence works of reinstatement or rebuilding within 12 months of the date of damage or destruction then the Tenant may (but not after receiving such notification) terminate this Lease by giving to the Landlord notice to that effect; and

(c)	if for any reason rebuilding or reinstatement of the Building in accordance with the Superior Landlord’s obligations in the Superior Lease has not been completed by the expiry of five years from the date of damage or destruction then either the Landlord or the Tenant may terminate this Lease by giving the other party notice to that effect.

5.4.2	If notice is given pursuant to Clause 5.4.1, then this Lease shall terminate immediately but such termination shall not affect any liability which has accrued at any time before the date of termination.

5.4.3	On the termination of this Lease under this Clause 5.4 (Options to terminate following damage by an Insured Risk ), or if this Lease is otherwise terminated by the operation of the doctrine of frustration, the Tenant acknowledges that the Superior Landlord is entitled to retain for its exclusive benefit all proceeds of insurance under the terms of the Superior Lease.

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5.5	Uninsured Risks

5.5.1	For the purpose of this Clause 5.5 (Uninsured Risks ):

(a)	these provisions shall apply from the date on which any Insured Risk becomes an Uninsured Risk but only in relation to the Uninsured Risk;

(b)	references to an Insured Risk becoming an Uninsured Risk shall, without limitation, include the application by the Superior Landlord’s insurers of an exclusion, condition or limitation to an Insured Risk to the extent to which such risk thereby is or becomes an Uninsured Risk; and

(c)	the Landlord shall notify the Tenant in writing as soon as reasonably practicable after an Insured Risk becomes an Uninsured Risk.

5.5.2	If the Building or any part of it shall be damaged or destroyed by an Uninsured Risk so as to make the Premises unfit for occupation or use or inaccessible:

(a)	the Principal Rent and the Building Service Charge, the Estate Service Charge Block Service Charge and Sixth Floor Service Charge (or a fair proportion according to the nature and extent of the damage sustained) will be suspended from and including the date of such damage or destruction until:

(i)	the Premises are again made fit for occupation or use and accessible (excluding fitting out and replacements of contents); or (if earlier);

(ii)	the date on which this Lease shall be terminated in accordance with Clause 5.5.2(b) or Clause 5.5.4; and

(b)	the Superior Landlord may in accordance with the terms of the Superior Lease within one year of the date of such damage or destruction serve notice on the Landlord confirming that it will reinstate the Premises (a “Reinstatement Notice”) so that the Premises shall (subject to the proviso to Clause 5.5.1(a)) be fit for occupation or use or made accessible. The Landlord will notify the Tenant in writing if this occurs. If the Superior Landlord fails to serve a Reinstatement Notice (or gives written notice that it does not intend to reinstate) within one (1) year of the date of damage or destruction then either the Landlord or the Tenant may terminate this Lease by serving written notice to that effect on the other party.

5.5.3	This Clause 5.5 (Uninsured Risks ) shall not apply if and to the extent that an Insured Risk shall have become an Uninsured Risk owing to the act or default of the Tenant or any person deriving title under the Tenant or their respective agents, employees, licensees or contractors.

5.5.4	If the Superior Landlord shall have served a Reinstatement Notice upon the Landlord and such reinstatement has not been completed by the date three years from the date of the Reinstatement Notice (“Reinstatement Date”) at any time after the Reinstatement Date then (but not following completion of such reinstatement) the Landlord or the Tenant may terminate this Lease by serving notice on the other stating that it terminates this Lease.

5.5.5	Service of a Reinstatement Notice shall not oblige the Landlord to procure the reinstatement of any alterations or additions of which the Tenant fails to notify the Landlord under Clause 3.14.4 or to replace any tenant’s fitting out or contents.

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5.6	Termination notices under the Superior Lease

For the avoidance of doubt, if any notice is served by the Superior Landlord to terminate the Superior Lease following damage by Insured or Uninsured Risks, that notice shall also operate to terminate this Lease and the Landlord shall promptly provide a certified copy of it to the Tenant.

6	Disputes Under Superior Lease

Notwithstanding the other terms of this Lease, if any dispute, issue, question or matter arising out of or under or relating to the Superior Lease also affects or relates to the provisions of this Lease, the determination of that dispute, issue, question or matter pursuant to the provisions of the Superior Lease is to be binding on the Tenant as well as the Landlord for the purposes both of the Superior Lease and this Lease provided that this provision is not to apply to the provisions for the review of rent payable under this Lease.

7	Provisos

The parties agree to the provisos set out in this Clause 7 (Provisos).

7.1	No warranty

7.1.1	The Landlord gives no warranty express or implied relating to the Premises including their suitability for the Tenant’s purposes or any other purpose and the Tenant shall on taking this Lease be deemed to have satisfied itself in every respect in that regard.

7.1.2	The Landlord shall not be liable for any loss, injury or damage to any person or property by the state or condition or user of the Premises whether arising by accident or by reason of any negligence or other acts of the Tenant or of any person or persons employed by it.

7.2	Exclusion of liability

7.2.1	Subject to Clause 7.2.2 nothing contained in this Lease shall render the Landlord or the Tenant liable in respect of any of the covenants, conditions and provisions of this Lease if and so far only as the performance or observance of any such covenants, conditions and provisions shall become a contravention of or otherwise impossible or illegal under or by virtue of the Planning Acts or any other Act.

7.2.2	The Term and the Principal Rent and other rents payable to the Landlord shall not be determined or suspended by reason only of any changes, modifications or restrictions of user of the Premises or obligations provisions or requirements made or imposed at any time under or by virtue of the Planning Acts or any other Act.

7.2.3	The Landlord shall not be liable to observe or perform any obligation on its part contained in this Lease (and the Tenant hereby releases the Landlord from time to time from all liability in respect of any breach or non observance of any such obligation) after it has ceased to be entitled to the immediate reversion expectant upon the Term.

7.3	No further rights

7.3.1	The demise comprised in this Lease shall not be deemed to include and shall not operate to convey or demise any ways, watercourses, sewers, drains, rights, liberties, privileges, easements, rights or advantages whatsoever in, through, over or upon the Building or the Estate other than any rights specifically granted in this Lease.

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7.3.2	The Landlord the Superior Landlord and the Head Landlord shall have power at all times without obtaining any consent from or making any compensation to the Tenant to deal with or carry out works or permit or suffer the same to be carried out on any part of any land or buildings (whether or not belonging to the Landlord) or the Estate as the Landlord the Superior Landlord or the Head Landlord may in any such case think fit and to erect or permit or suffer to be erected on any part of any such adjoining or neighbouring land any buildings whatsoever, irrespective of any diminution or other adverse effect on the light or air or any other easement or right which may now or at any time during the Term be enjoyed by the Tenant or the other tenants or occupiers of the Premises or any part of them provided that the Tenant’s access to and use and enjoyment of the Premises is not materially adversely affected.

7.4	Forfeiture

Without prejudice to any other provisions contained in this Lease if:

(a)	the rents reserved by this Lease are unpaid for 21 days after becoming payable (in the case of the Principal Rent only whether formally demanded or not);

(b)	the Tenant is in breach of any of its obligations in this Lease;

(c)	the Tenant (being a company) enters into liquidation whether compulsory or voluntary (other than for the purpose of reconstruction or amalgamation not involving a realisation of assets) or a resolution is passed or a petition is presented for such liquidation and such petition is not discharged within 10 Working Days;

(d)	an administrator is appointed in respect of the Tenant pursuant to the Insolvency Act 1986 or the Insolvent Partnerships Order or application is made for such administration or notice is given under paragraph 15 or 26 of schedule B1 to the Insolvency Act 1986 (as amended);

(e)	a receiver is appointed in respect of the Tenant or any assets of the Tenant;

(f)	(where the Tenant comprises or includes one or more individuals) a bankruptcy order is made against any such individual or a petition is presented for such bankruptcy order and such petition is not discharged within 10 Working Days;

(g)	the Tenant becomes insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or makes a proposal or enters into any composition with its or his creditors or enters into a voluntary arrangement (within the meaning of section 1 or section 253 of the Insolvency Act 1986);

(h)	distress, sequestration or execution is levied on the Tenant’s goods which is not relieved within 10 Working Days;

(i)	any of the above events occurs in relation to any Guarantor (excluding for this purpose any person whose liability at the time of such event derives from an authorised guarantee agreement); or

(j)	any event analogous to any of the above events occurs in any jurisdiction other than England,

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then the Landlord may at any time re-enter the Premises or any part of the Premises in the name of the whole and immediately this Lease shall terminate absolutely but without prejudice to any rights of the Landlord in respect of any breach of any of the obligations on the Tenant’s part in this Lease.

7.5	Choice of law and jurisdiction

7.5.1	This Lease and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by English law.

7.5.2	Subject to Clause 7.5.4 the English courts shall have exclusive jurisdiction to determine any dispute arising in connection with this Lease (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

7.5.3	Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

7.5.4	Nothing in this Lease (or, unless provided otherwise, any document entered into in connection with it) shall prevent a party from applying to the courts of any other country for injunctive or other interim relief.

7.6	Severability

If any provision of this Lease or its application to any person or circumstance is void or unenforceable then such provision or its application to such person or circumstance shall be severed from this Lease so that the validity of the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected by such severance.

7.7	Rights of third parties

No person other than a contracting party may enforce any provision of this Lease by virtue of the Contracts (Rights of Third Parties) Act 1999.

7.8	Notices

The provisions of section 196 of the Law of Property Act 1925 shall apply to any notice required or given under any Clause or covenant or condition in this Lease. Notice to the Tenant may also be effected by service to the Tenant at the Premises. Service by electronic mail shall not be valid for the purposes of this Lease.

7.9	Failure to provide services

The Landlord shall not be responsible to the Tenant or any other person for:

(a)	any damage, loss or inconvenience caused by or resulting from any defect or failure or interruption in the lighting or water or electricity supply or drainage system (whether in the Premises or any other part of the Building or elsewhere) provided that the Landlord shall take all reasonable steps within its power to remedy such defect, failure or interruption within a reasonable period of notice from the Tenant specifying the defect, failure, inability or interruption in question;

(b)	any defect in or inability to supply or interruption to the services referred to in Clause 4.2 (Services ) provided that the Landlord shall take all reasonable steps within its power to remedy such defect or interruption within a reasonable period of notice from the Tenant specifying the defect inability to supply or interruption in question; or

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(c)	anything beyond the Landlord’s control.

7.10	Landlord’s and Superior Landlord’s right to alter

The Landlord and the Superior Landlord may from time to time make such alterations in any part of the Building (excluding the Premises) as it shall think fit and (without limitation) any such alterations may be made by closing the present or then current Common Parts and substituting other parts of the Building as Common Parts provided that:

(a)	any substituted works and things shall be substantially no less convenient for the enjoyment of the Premises than those for which they are substituted; and

(b)	the work of substitution shall be carried out in such manner as to minimise (so far as reasonably practicable) any inconvenience to the Tenant.

7.11	Tenant’s property at the end of the Term

7.11.1	If at the end of the Term any furniture or effects belonging to the Tenant are left in the Premises or the Building for more than 10 Working Days the Landlord shall have power to sell them as agent for and on behalf of the Tenant.

7.11.2	The Landlord shall pay or account to the Tenant on demand for the proceeds of such sale (but not any interest on the proceeds) less any costs of storage and sale reasonably incurred by the Landlord and any other sums still remaining due to the Landlord under the terms of this Lease.

7.12	New tenancy

This Lease constitutes a new tenancy as defined in the Landlord and Tenant (Covenants) Act 1995.

7.13	Superior Landlord and Head Landlord

7.13.1	Any of the Landlord’s rights in Schedule 2 (Rights reserved to the Landlord ) are exercisable by any Superior Landlord and the Head Landlord, their employees, agents and workpeople to the extent permitted by the Superior Lease and the Headlease.

7.13.2	Where the consent or approval of the Landlord is required for any act or matter the consent or approval of the Superior Landlord and Head Landlord is also required wherever required pursuant to the Superior Lease or the Headlease and the Tenant must indemnify the Landlord against the reasonable costs properly incurred of obtaining it.

7.13.3	Nothing in this Lease implies any obligation upon the Superior Landlord or Head Landlord not unreasonably to withhold any such consent or approval, unless such obligation exists in the Superior Lease or the Headlease.

7.14	Landlord’s warranty

The Landlord warrants to the Tenant and those deriving title under it that (other than the matters referred to in Schedule 3 (Matters to which the Lease is subject )) there are no covenants, restrictions, provisions or other title matters contained in the title to the Estate that would prevent, inhibit or prejudice the occupation, use and enjoyment by the Tenant of the Premises and the rights hereby granted in accordance with the terms of this Lease.

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7.15	Delivery

This document shall be treated as having been executed and delivered as a deed only upon being dated.

8	Guarantor’s covenant

8.1	The Guarantor hereby covenants with and guarantees to the Landlord as principal debtor that:

(a)	the Tenant will pay the Principal Rent, Insurance Rent, Sixth Floor Service Charge, Building Service Charge, Block Service Charge and Estate Service Charge all other rents and monies payable under this Lease at the respective times and in the manner appointed above for payment and will fully observe and perform the covenants, agreements and stipulations on the part of the Tenant contained in this Lease; and

(b)	the Guarantor will pay and indemnify the Landlord against all proper losses and costs and expenses sustained by the Landlord as a result of any default in respect of the matters mentioned in this Clause 8 (Guarantor’s covenant ).

8.2	The Guarantor hereby further covenants and guarantees that the Tenant will observe and perform its obligations under any authorised guarantee agreement entered into by the Tenant pursuant to the terms of this Lease.

8.3	The Guarantor’s obligations and liabilities under Clause 8.1 and Clause 8.2 shall extend to any claims arising prior to any forfeiture of this Lease even if they have not been made or quantified until after forfeiture of this Lease.

8.4	It is hereby agreed that the Guarantor’s liability shall not be discharged, lessened or in any way affected by any neglect or forbearance of the Landlord in endeavouring to obtain payment of the Principal Rent, Sixth Floor Service Charge, Building Service Charge, Block Service Charge, Estate Service Charge, Insurance Rent and/or any other rents or sums payable under this Lease as and when the same become due or by any delay in taking steps to enforce performance or observance of the covenants, agreements and stipulations on the part of the Tenant or by any time, indulgence or other concession which may be given by the Landlord to the Tenant or (subject to section 18 Landlord and Tenant (Covenants) Act 1995) by any variation of the terms of this Lease or by any disclaimer of this Lease or by any other act or thing whereby (but for this Clause) the Guarantor’s liability may have been discharged, lessened or otherwise affected.

8.5	The Guarantor hereby further covenants with the Landlord that if this Lease is disclaimed or forfeited then the Landlord may within 6 months following the disclaimer or forfeiture (as the case may be) by notice in writing require the Guarantor to accept a new lease of the Premises in their then actual state and condition (and subject to any subsisting underlease or tenancy or other interest for the time being affecting the same) for a term equivalent to the residue which if there had been no disclaimer or forfeiture would have remained of the Term at the rents last payable under this Lease and subject to the same covenants agreements and stipulations provided that:

(a)	the new lease and the rights and liabilities under it are to take effect as from the date of such disclaimer or forfeiture (as the case may be); and

(b)	the Guarantor shall pay the Landlord’s reasonable costs (including solicitors’ charges and disbursements) properly incurred in the preparation and granting of such new lease and shall accept the new lease and will execute and deliver to the Landlord a counterpart of it.

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8.6	It is hereby agreed that if any payment is made under the terms of this guarantee and the Guarantor is thereupon subrogated to all the Landlord’s rights of recovery in relation thereto then the Guarantor shall not exercise any such rights against the Tenant.

8.7	It is further agreed as follows:

(a)	the obligations of the Guarantor shall take effect on the grant or (as appropriate) the assignment of this Lease to the Tenant and are to remain in force so long as and to the extent that the Tenant is not released by law from liability for the matters referred to in this Clause 8 (Guarantor’s covenant ) (but without prejudice to Clause 8.2 and Clause 8.3);

(b)	for the purposes of this Clause 8 (Guarantor’s covenant ) the expression “Tenant” shall mean the Tenant in relation to whom the Guarantor’s guarantee and obligations under this Clause 8 (Guarantor’s covenant ) are entered into but not any lawful assignee of such Tenant; and

(c)	in this document, references to this Lease being disclaimed shall, for the avoidance of doubt, include any action which has the effect of terminating or otherwise curtailing the Tenant’s obligations under this Lease, whether arising from the action of an insolvency office holder or any other person lawfully empowered to take such action or pursuant to any order of a court (whether in England and Wales or in any other jurisdiction).

9	Exclusion of Sections 24 – 28 of the Landlord and Tenant Act 1954

9.1	The parties confirm that:

(a)	the Landlord served a notice on the Tenant, as required by section 38A(3)(a) of the Landlord and Tenant Act 1954, applying to the tenancy created by this lease before the Agreement to Lease was entered into; and

(b)	Frances Shipsey who was duly authorised by the Tenant to do so made a declaration or statutory declaration dated 21 January 2016 in accordance with the requirements of section 38A(3)(b) of the Landlord and Tenant Act 1954.

(c)	the Landlord served a notice on the Guarantor, as required by section 38A(3)(a) of the Landlord and Tenant Act 1954, applying to the tenancy created by this lease before the Agreement to Lease was entered into; and

(d)	Frances Shipsey who was duly authorised by the Guarantor to do so made a declaration or statutory declaration dated 21 January 2016 in accordance with the requirements of section 38A(3)(b) of the Landlord and Tenant Act 1954.

10.2	The parties agree that the provisions of section 24 – 28 of the Landlord and Tenant Act 1954 are excluded in relation to the tenancy created by this lease.

10	Registration of this Lease

If this Lease should be registered at the Land Registry the Tenant shall:

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(a)	take all steps necessary to procure that the Tenant is registered at the Land Registry as proprietor of this Lease as soon as reasonably possible after the date of this Lease;

(b)	deliver to the Landlord within 10 Working Days of registration, official copy entries of the registered title evidencing that the Tenant is the registered proprietor of this Lease.

Delivered as a deed on the date of this document.

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Schedule 1

Rights granted to the Tenant

1	The right at all times for the Tenant and all persons deriving title under or through the Tenant and their or its servants, agents and licensees (in common with the Landlord, the Superior Landlord, the Head Landlord and all other persons having the same right) to use the Common Parts (excluding the Roof Terrace) and the Sixth Floor Common Parts for access to and from the Premises and for such other purposes as may be reasonably necessary for the use and occupation of the Premises in accordance with this Lease provided that in the exercise of this right:

(a)	the Common Parts and Sixth Floor Common Parts shall be kept clear and unobstructed at all times;

(b)	no damage shall be caused to the Common Parts and/or the Sixth Floor Common Parts;

(c)	the Common Parts and Sixth Floor Common Parts may (after reasonable notice of intention has been given, except in an emergency) be closed as often as may be necessary for repairs or alterations or for obtaining access to any services or Conduits through or under them or for any other purpose relating to the proper operation or management of the Building or of the Landlord’s Premises but not (except in an emergency) in any manner as to interfere substantially with the conduct of the Tenant’s business;

(d)	if at any time during the Term and in its reasonable discretion in the interests of good estate management of the Building the Landlord or Superior Landlord shall desire to alter, stop up, reduce or divert any of the Sixth Floor Common Parts or Common Parts (as applicable) (including the Conduits under the Common Parts and Sixth Floor Common Parts) the Landlord and/or Superior Landlord shall have full right and liberty so to do but at its own expense (as applicable) and subject to the Landlord and/or Superior Landlord (as applicable) leaving available for use by the Tenant reasonable means of access to and from the Premises and subject also to the right of free passage and running of services referred to in paragraph 3 applying to any substituted or diverted Conduits; and

(e)	the Tenant will at all times comply with the Accessway Regulations.

2	At all times for the Tenant and all persons deriving title under or through the Tenant and/or their servants, agents and licensees such rights as are granted to the Landlord from time to time under the Headlease over the Estate Common Parts and the Block B Common Parts (as such terms are defined in the Headlease and as may be varied from time to time pursuant to the Headlease) to the extent such rights are necessary for the Tenant’s use and enjoyment of the Premises.

3	The full, free and uninterrupted passage and running of water, soil, steam, air, oil, gas and electricity, telephone and all other services or supplies from and to the Premises through the Conduits in, on or under the Building (other than Conduits which exclusively serve other parts of the Building).

4	The right (subject to all rights reserved to the Landlord, the Superior Landlord and the Head Landlord in this Lease) to subjacent and lateral support and shelter for the Premises from other parts of the Building.

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Schedule 1 : Rights granted to the Tenant

5	The rights subject to obtaining the prior written consent of the Landlord (such consent not to be unreasonably withheld):

(a)	to install for the benefit of the Premises through the ducts comprised within the Conduits (to the extent that they have capacity) new pipes, cables or wires for the supply of any service media or information technology systems to or from the Premises or for the purposes of connecting the Premises with any other premises in the Building in which the Tenant has an interest and to make connections with any existing apparatus;

(b)	to enter onto the Common Parts for the purposes of cleaning, repairing, maintaining and renewing Conduits which exclusively serve the Premises.

6	The right to install a sign on the tenant’s name board for the Building and any such tenant’s name board as may be installed in the Sixth Floor Common Parts subject to obtaining the prior written consent of the Superior Landlord, such consent not to be unreasonably withheld

7	The rights exercisable by this paragraph 6 are subject to the Tenant:

(a)	obtaining all statutory and planning approvals;

(b)	making good all damage caused in the exercise of such rights and causing as little inconvenience to the other occupiers of the Building;

(c)	indemnifying the Landlord against all claims, costs, demands, losses and expenses which the Landlord may suffer or incur in the exercise of such rights; and

(d)	removing all permitted works at the Termination of the Term and reinstating to the reasonable satisfaction of the Landlord.

8	The right to use the loading bay provided from time to time by the Landlord and/or the Superior Landlord and/or the Head Landlord for the purpose of deliveries to and collections from the Premises.

9	The right to use the refuse storage/collection facilities within the Building for the purposes of refuse disposal only.

10	The right to use the showers in the basement of the Building in common with the other tenants of the Building.

11	The right to use the Roof Terrace during such periods as the Landlord may in writing notify the Tenant from time to time subject to complying with the Landlord’s and Superior Landlord’s reasonable rules and regulations as to use of the Roof Terrace save that the Landlord and/or Superior Landlord may close the Roof Terrace for such periods as they see fit for the purposes of cleaning and maintaining the Roof Terrace and for any private events the Landlord, Superior Landlord or those authorised by them wish to hold on the Roof Terrace.

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Schedule 2 : Rights reserved to the Landlord

Schedule 2

Rights reserved to the Landlord

In favour of the Landlord any Superior Landlord and their lessees, tenants and licensees and all other persons authorised by or who are granted similar rights by the Landlord:

1	All subsisting easements and quasi-easements, rights and other privileges including (but without limitation) the full, free and uninterrupted passage and running of water and soil, gas, oil, electricity, telephone and all other services and supplies of whatever nature to and from other parts of the Building through the Conduits which are at any time in, on, over or under the Premises.

2	The full and free right and liberty to enter (after giving not less than 24 hours’ prior notice, except in an emergency when no notice need be given) upon the Premises at all reasonable times for all or any of the following purposes:

(a)	carrying out the services described in Schedule 4 (The Sixth Floor Service Charge ) and for the Building Services as defined in the Superior Lease and for the Block B Services and the Estate Services as defined in the Headlease;

(b)	connecting, laying, inspecting, repairing, cleansing, maintaining, amending, altering, replacing, relaying or renewing any Conduit;

(c)	erecting, constructing or laying in, under, over or across the Premises any Conduit or any poles, structures, fixtures or other works for the drainage of or for the supply of water, gas, electricity, telephone, heating, steam and other services to other parts of the Building;

(d)	inspecting, repairing, maintaining, renewing or decorating any other parts of the Building;

(e)	exercising the rights of entry reserved under the terms of this Lease and/or the Superior Lease and/or the Headlease;

(f)	in order to build on or into any boundary or party walls of the Premises or the Building;

(g)	for any other reasonable purpose connected with the management of and/or the carrying out of works in connection with the Building and/or the Estate;

(h)	doing anything the Landlord and/or the Superior Landlord and/or the Head Landlord reasonably considers desirable for the performance of its covenants in this Lease the Superior Lease or the Headlease or to third parties; and

(i)	for any other reasonable purpose,

provided that the person or persons exercising such right shall do so accompanied by a representative of the Tenant (except in case of emergency or where the Tenant fails to provide such a representative after reasonable prior notice from the Landlord) and shall cause as little inconvenience as reasonably possible and make good in a reasonable manner all damage to the Premises caused in the exercise of such right.

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Schedule 2 : Rights reserved to the Landlord

3	The full right and liberty to build, rebuild, redevelop or execute alterations, decoration, repairs and other works upon or to any other part of the Building or any Adjoining Premises in such manner as the Landlord the Superior Landlord or the Head Landlord or the person or persons exercising such right may think fit irrespective of any diminution or other adverse effect on the light or air which may now or at any time during the Term be enjoyed by the Tenant or the other tenants or occupiers of the Premises or any part of them and whether or not the same may temporarily interfere with the use or occupation of the Premises.

4	The right at any time to open or authorise the opening of windows in any adjoining or neighbouring premises overlooking the Premises.

5	In connection with the exercise of any of the rights in this Schedule 2 (Rights reserved to the Landlord ) to erect and use scaffolding upon the outside of the Premises or the Building provided that any such scaffolding that is positioned outside of the Premises itself shall at all times be secured and alarmed against intruders and shall be removed from the Buildings as soon as reasonably possible.

6	The full and free right of support, shelter and protection and all other easements and rights at any time belonging to or enjoyed by other parts of the Building or any Adjoining Premises and the right to deal as the Landlord or the Superior Landlord and the Head Landlord thinks fit with all rights of light and air and drainage and covenants of which the Building has the benefit.

7	All rights of light and air and drainage and all other easements and rights now or at any time belonging to or enjoyed by the Premises from or over other parts of the Building or any Adjoining Premises and the right to deal as the Landlord thinks fit with all rights of light and air and drainage and covenants of which the Building has the benefit.

8	The right (in case of fire or other emergency only) to pass through the Premises.

9	Full right and liberty in the event of an emergency (and the Landlord shall be the sole arbiter as to whether an emergency has arisen and as to its duration) to require the Tenant to remove any vehicle belonging to it or which is under its control from the Premises, the Common Parts, or any other part of the Estate in such manner as the Landlord the Superior Landlord the Head Landlord or its agents shall direct.

10	The right for the Landlord and the Superior Landlord and the Head Landlord and all electricity companies and other utility companies and/or the owners or occupiers of any transformer chamber or similar facility in the Building and their respective servants, agents and workmen to have access to the Premises at all reasonable times and (except in an emergency) upon giving reasonable notice with or without any necessary materials, appliances and equipment in connection with the management and maintenance of the Building, and/or of such transformer chamber or similar facility.

11	The full right to deviate, alter, close or stop up any part of the Common Parts in accordance with the provisions of Clause 7.11 (Landlord’s and Superior Landlord’s rights to alter) and Schedule 1 (Rights granted to the Tenant ) paragraph 1(c) and paragraph 1(d) and/or of the Estate Common Parts in accordance with the provisions of the Headlease.

12	The grant of this Lease does not include any liberties, privileges, easements, rights or advantages over any part of the Building or any Adjoining Premises unless these are expressly included in this Schedule 2 (Rights reserved to the Landlord ).

35

Schedule 3 : Matters to which the Lease is subject

Schedule 3

Matters to which the Lease is subject

1	The matters referred to in the property and charges registers of the registered title to title number NGL943676 except for entries securing the repayment of monies.

2	The following deeds and documents:

(a)	the Headlease;

(b)	the Superior Lease; and

(c)	the Planning Agreement.

36

Schedule 4 : The Sixth Floor Service Charge

Schedule 4

The Sixth Floor Service Charge

1	The Sixth Floor Service Charge shall be a fair and reasonable proportion properly attributable to the Premises of the cost to the Landlord of the following (such proportion (which if appropriate may be the whole) to be determined by the Landlord’s Surveyor (acting fairly and reasonably) but whose decision save in the case of manifest error or injustice shall be final):

(a)	keeping the Sixth Floor Common Parts and the carpets and other fixtures and fittings in them clean and in good and substantial repair and decorative order and (where appropriate) lit (which shall include when reasonably necessary the cost of renewal and replacement);

(b)	providing, operating, repairing, maintaining, cleansing and decorating and renewing:

(i)	all electrical, mechanical, security and other equipment the use of which is common to the Sixth Floor or which is used in common by the Tenant and at least one other occupier of the Sixth Floor;

(ii)	the fire fighting equipment, fire sprinkler systems and fire detection or alarm systems, air conditioning, heating, ventilation, hot and cold water systems, Conduits, electricity generating equipment, lifts, plant and lighting equipment serving the Sixth Floor Common Parts but which do not form part of the Building Service Charge (including the cost of periodical inspection and all maintenance contracts); and

(iii)	the WC facilities in the Sixth Floor Common Parts (including the provision of usual toilet supplies and sanitary services including the collection of hygiene refuse)

(c)	providing, repairing, maintaining, insuring and renewing:

(i)	all materials and equipment used to service and clean the Sixth Floor Common Parts (including but without limitation the WC facilities, lamps, lights, closed circuit television cameras, public address systems and signs); and

(ii)	all floor coverings, furnishings and other similar items in the Sixth Floor Common Parts;

(d)	reasonable fees and expenses properly and reasonably incurred by the Landlord in respect of the management and supervision of the Sixth Floor Common Parts and the provision of the Sixth Floor Services and the costs of procuring, administering and collecting the Sixth Floor Service Charge. This shall include any fees incurred for the certification, determination or auditing of the Sixth Floor Service Charge and the equivalent fees which would have been incurred in respect of any management services actually performed by the Landlord or an associated company of the Landlord, had such services been performed by an independent firm of surveyors or other third party;

37

Schedule 4 : The Sixth Floor Service Charge

(e)	the cost of issuing security cards and access passes to the Tenant its staff and visitors (the costs for which are, notwithstanding the remainder of this Schedule 4, payable by the Tenant on demand upon the issue of such passes and cards);

(f)	any rates, taxes, assessments or other outgoings payable by the Landlord in respect of the Sixth Floor Common Parts;

(g)	any sums payable in respect of the water supply to, and the sewerage of, the Sixth Floor Common Parts;

(h)	providing such further services, plant, machinery, equipment or facilities as may be required by (or the cost of otherwise complying with) any statute, order, regulation or direction for the time being in force affecting the Sixth Floor Common Parts or the use or occupation of them, or the requirements of all competent authorities and of the insurers, or any statutory notice served in relation to the Sixth Floor Common Parts;

(i)	making such representations against or otherwise contesting in such manner as the Landlord in its reasonable discretion considers appropriate the incidence of any Act relating to the whole or any part of the Landlord’s Premises;

(j)	where the Landlord (acting fairly and reasonably) considers the same to be appropriate, providing a contingency fund in each year of a reasonable sum to cover the prospective and contingent costs of carrying out the repair, renewal, decoration, cleansing, replacement and other matters mentioned in this Schedule 4 with a view to procuring that the Sixth Floor Service Charge shall be progressive rather than irregular and that tenants for the time being of the Landlord’s Premises shall bear a proper share of accumulating liabilities;

(k)	the costs and fees of obtaining an EPC for the Landlord’s Premises or any part of the Landlord’s Premises except that the Landlord will only obtain such an EPC as is required by law;

(l)	such further services and equipment serving the Sixth Floor Common Parts as the Landlord may in its reasonable discretion and in accordance with the principles of good estate management determine;

(m)	all VAT which may be applicable to any of the foregoing services or items; and

(n)	all costs properly incurred pursuant to Clause 4.5

in each case only insofar as each cost is not included within the Building Service Charge, Block Service Charge or Estate Service Charge.

2	The Sixth Floor Service Charge shall be paid each year on a provisional basis by quarterly instalments in advance on the usual quarter days according to a proper and reasonable estimate made by the Landlord and delivered to the Tenant (so far as reasonably practicable not less than one month prior to the start of each Service Charge Period) of the likely the Sixth Floor Service Charge for the current Service Charge Period but shall be subject to adjustment under paragraph 4.

3	The first payment of the Sixth Floor Service Charge in respect of the period from the date of this Lease until the day before the next following quarter day (both dates inclusive) is to be paid on or before the date of this Lease.

38

Schedule 4 : The Sixth Floor Service Charge

4	The Landlord shall as soon as reasonably practicable and not later than six months after the end of each Service Charge Period submit to the Tenant a statement giving full details of the Sixth Floor Service Charge for the immediately preceding Service Charge Period. If the Sixth Floor Service Charge payable by the Tenant shall be more or less than the total of the provisional instalments (or the grossed-up yearly equivalent of such payments if made for any period of less than one year) actually paid during the immediately preceding Service Charge Period, then any sum due to or payable by the Landlord by way of adjustment in respect of the Sixth Floor Service Charge shall be paid or allowed as the case may be by means of a single payment with a reduction from the payment by the Tenant of the Sixth Floor Service Charge instalment on the quarter day next following the date of the submission of the statement provided that at the Termination of the Term:

(a)	the provisions of this paragraph 4 shall continue to apply in respect of any Sixth Floor Service Charge relating to any period down to the Termination of the Term; and

(b)	any net overpayment by the Tenant shall be reimbursed to the Tenant by the Landlord within 10 Working Days of its ascertainment.

5	The Sixth Floor Service Charge is to be treated as accruing on a day to day basis in order to ascertain yearly rates and for the purposes of apportionment in relation to any periods other than of one year.

6	If the Landlord shall during any Service Charge Period deem it necessary or desirable to incur unforeseen or exceptional expenditure which forms part of the Sixth Floor Service Charge but was not provided for in the Landlord’s estimate for the current Service Charge Period and which exceeds the contingency sum in paragraph 1(n) above the Landlord shall be entitled to recover from the Tenant the portion of the Sixth Floor Service Charge representing the whole of that expenditure with the collection of the next Sixth Floor Service Charge instalment on the quarter day next following the date of such expenditure.

7	If funds collected by way of advance payments of Sixth Floor Service Charge prove insufficient to meet an immediate liability (and there is no reserve fund available for the purpose), then the Landlord may borrow money for the purpose from reputable banks at commercially competitive rates of interest, and such interest shall be recoverable as an item of the Sixth Floor Service Charge.

8	In no event shall the Sixth Floor Service Charge payable by the Tenant be increased or altered by reason only that any part of the Landlord’s Premises intended for letting remains unlet during the relevant Service Charge Period or the tenants of such areas do not comply with their obligations in relation to payment of Service Charge.

9	Any dispute between the Landlord and the Tenant as to the amount of the final Sixth Floor Service Charge for any Service Charge Period shall be referred to an expert for determination in accordance with paragraph 12 but the Tenant shall not be entitled to object to the Sixth Floor Service Charge or any item comprised in it on any of the following grounds:

(a)	the inclusion in a subsequent Service Charge Period of any item of expenditure or liability omitted from the Sixth Floor Service Charge for any period preceding Service Charge Period;

(b)	an item of Sixth Floor Service Charge included at a proper cost might have been provided or performed at a lower cost; or

39

Schedule 4 : The Sixth Floor Service Charge

(c)	disagreement with any estimate of future expenditure for which the Landlord requires to make provision, or the manner in which the Landlord exercises its discretion in providing services, so long as the Landlord has acted reasonably and in good faith and in accordance with the principles of good estate management.

10	There shall be credited to the Sixth Floor Service Charge all sums received in respect of Sixth Floor Service Charge by the Landlord in respect of any policy of insurance maintained by the Landlord.

11	There shall be excluded from the items comprising the Sixth Floor Service Charge:

(a)	all costs (including professional fees of whatsoever description) incurred by or on behalf of the Landlord or any Superior Landlord in connection with the original construction of and equipping and fitting out of the Landlord’s Premises or any parts thereof or the original installation of anything within it including all sums payable or expenditure incurred or to be incurred pursuant to the Planning Agreement; and

(b)	any costs or liabilities attributable to the advertising marketing or letting of the Landlord’s Premises .

12	Any dispute referred to in paragraph 9 shall be determined by an independent person who has been professionally qualified in respect of the subject matter of the dispute or difference for not less than ten years and who is a specialist in relation to such subject matter and such independent person shall be referred to in this paragraph as the “Expert”.

The Expert shall be agreed between the parties or failing such agreement be nominated by the president or vice-president or other duly authorised officer of the Royal Institution of Chartered Surveyors on the application of either party at any time and the following provisions shall apply to his appointment:

(a)	the Expert shall act as expert and not as an arbitrator and his decision shall be final and binding upon the parties hereto;

(b)	the Expert shall consider (inter alia) any written representations on behalf of any party (if made within 10 Working Days of receipt of notification of the appointment of the Expert) and counter-representations with such timescale as the Expert shall reasonably specify but shall not be bound thereby;

(c)	the parties shall use all reasonable endeavours to procure that the Expert gives his decision as speedily as possible but in any event within 20 Working Days of his appointment;

(d)	the costs of appointing the Expert and his costs and disbursements in connection with his duties under this Agreement shall be shared between the parties in such proportions as the Expert shall determine or in the absence of such determination equally between them; and

(e)	if the Expert becomes unable or unwilling to act then the procedure hereinbefore contained for appointment of an Expert shall be repeated as often as necessary.

13	The Landlord shall not be entitled to include within the Sixth Floor Service Charge any costs which the Landlord incurs in reinstating any damage or destruction caused by an Uninsured Risk save to the extent that:

(a)	such damage or destruction does not make the whole or any part of the Premises or the Building unfit for occupation or use or inaccessible; or

(b)	the Insured Risk shall have become an Uninsured Risk owing to the act or default of the Tenant of any person deriving title under the Tenant or their respective agents, employees, licensees or contractors.

40

Schedule 4 : The Sixth Floor Service Charge

14	The Landlord’s Surveyor in exercising its discretion under Schedule 4 (The Sixth Floor Service Charge ) shall have reasonable regard to the RICS Code of Practice for Service Charges in Commercial Property from time to time.

41

Schedule 5 : Building Regulations and Accessway Regulations

Schedule 5

Building Regulations and Accessway Regulations

Part 1

Building Regulations

1	Loading, unloading delivery and dispatch of goods is to be carried out only in the areas and by means of the entrances reasonably designated for such purposes and at the time reasonably stipulated by the Landlord.

2	No unnecessary obstruction shall be caused in any part of the Common Parts.

3	Refuse is to be properly packaged and placed in the refuse containers provided by the Landlord.

4	No sound amplification equipment shall be used in a manner which is audible outside the Premises.

5	No property of the Tenant shall be left or stored outside the Premises.

6	Not to Smoke in the Premises or the Building.

Part 2

Accessway Regulations

1	Not to deposit or permit to be deposited any waste, rubbish or refuse on the Accessway.

2	Not to obstruct any part of the Accessway.

3	Not to use the Accessway for loading, unloading delivery or dispatch of goods.

4	Not to ride bicycles on the Accessway.

42

Schedule 6 : Review of Principal Rent

Schedule 6

Review of Principal Rent

1	In this Schedule 6 (Review of Principal Rent ):

“open market rent” means the amount agreed between the Landlord and the Tenant or determined by the arbitrator as being the yearly rent at which the Premises could reasonably be let as a whole:

(a)	with vacant possession;

(b)	at the relevant Review Date;

(c)	by a willing landlord to a willing tenant in the open market;

(d)	without either party taking a fine or premium;

(e)	on the basis that the willing tenant has received as a term of the letting such rent free or concessionary rental period or other inducement of either a capital or revenue nature as the willing landlord would negotiate with the willing tenant for the purposes of fitting out and the rate of the yearly rent aforesaid payable by the Tenant from the Review Date would be such as the willing tenant would pay at the expiry of such rent free or concessionary rent period or following the receipt of the inducement;

(f)	for a term of ten years commencing on the Review Date and with rent reviews at the same intervals as in this Lease; and

(g)	subject to and with the benefit of all other terms of this Lease apart from the amount of the rent payable (but including these provisions for rent review)

and on the assumption that:

(h)	the Premises are fit and ready for immediate occupation and use by the willing tenant;

(i)	the provisions of this Lease have been fully complied with, save in respect of the Landlord’s obligations where the Landlord has been in material and persistent breach;

(j)	if the Premises have been damaged or destroyed they have been fully restored;

(k)	the Premises can lawfully be used by the willing tenant for any of the purposes permitted by this Lease;

(l)	no work has been carried out to the Premises which has diminished the rental value of the Premises;

(m)	there is not in operation any statute, order or instrument which has the effect of regulating or restricting the amount of rent which might otherwise be payable but disregarding any effect on rental value attributable to any such matter;

(n)	the willing tenant is not in occupation of any part of the Building

43

Schedule 6 : Review of Principal Rent

but disregarding:

(o)	any works or alterations to the Premises carried out by or on behalf of the Tenant or any permitted occupier of the Premises either before or after the date of this Lease with the consent of the Landlord save (in the case of improvements) to the extent that the same were carried out at the Landlord’s expense or in pursuance of any obligation to the Landlord whether under the provisions of this Lease or otherwise;

(p)	any tenant’s fixtures and fittings in the Premises;

(q)	any goodwill attaching to the Premises by reason of the business carried on there by the Tenant or any permitted occupier; and

(r)	the previous occupation of the Premises by the Tenant or any permitted occupier.

“Review Date” means the Review Date specified as such in Clause 1.1

2	The Landlord and the Tenant are to endeavour to agree the market rent at any time not being earlier than 12 months before the Review Date, but if they have not agreed the market rent three months before the Review Date the amount of the market rent shall at the request of either the Landlord or the Tenant be determined an arbitrator.

3	The arbitrator shall be nominated by the Landlord and the Tenant jointly but in default of agreement between the Landlord and the Tenant by the president for the time being of the Royal Institution of Chartered Surveyors on the application of either the Landlord or the Tenant.

4	The reference to and award of the arbitrator shall be governed by the Arbitration Act 1996.

5	The arbitrator nominated is to be an independent surveyor being a partner in or a director of a leading London firm or company of chartered surveyors who is experienced in the rental valuation of office premises in London.

6	If the arbitrator shall die or be unable or unwilling to accept his appointment or to carry out his functions then either the Landlord or the Tenant may apply for a replacement to be appointed in his stead, and this procedure may be repeated as often as necessary.

7	Time is not of the essence in relation to any matter contained in this Schedule 6 (Review of Principal Rent ).

8	From and including the Review Date the Principal Rent shall be whichever is the higher of:

(a)	the Principal Rent which was reserved immediately before the relevant Review Date (the “Old Rent”); and

(b)	the open market rent of the Premises as at the relevant Review Date (the “Revised Rent”).

9	If the Revised Rent has not been ascertained by the relevant Review Date, then the Old Rent shall be payable until such time as the Revised Rent has been ascertained.

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Schedule 6 : Review of Principal Rent

10	Once the Revised Rent has been ascertained, the Tenant shall within 10 Working Days of written demand pay the Landlord a sum equal to the amount (if any) by which the Revised Rent exceeds the Old Rent for the period from the relevant Review Date until the next quarter day following the date of such demand together with interest on each quarterly shortfall calculated on a daily basis from the date upon which each instalment of the shortfall would have been payable if the Revised Rent had then been ascertained at the rate of 4% per annum below the Prescribed Rate until 10 Working Days after the date of such demand, and thereafter together with interest calculated on a daily basis at the Prescribed Rate.

11	The Landlord and the Tenant may at any time settle the Revised Rent in more than one amount and agree to reserve such amounts increasing in steps until the next Review Date or, if none, until the Termination of the Term, or as they may otherwise agree.

12	The parties will procure that a memorandum of the Revised Rent signed by the Landlord and Tenant shall be endorsed on or annexed to this Lease and its counterpart, with each party bearing its own costs in so doing.

45

Schedule 7 : Authorised Guarantee Agreement

Schedule 7

Authorised Guarantee Agreement

DATED [●]

PARTIES

(1)	[●] [of] [(company no [●]) whose registered office is at] [●] (the “Tenant”)

(2)	[●] [of] [(company no [●] whose registered office is at] [●] (the “Landlord”)

OPERATIVE PROVISIONS

1	In this Deed:

“Assignee” means [identify the proposed assignee].

“Landlord” includes any other person or persons for the time being entitled to the reversion immediately expectant on the Term.

“Lease” means the lease dated 22 January 2016 and made between Performing Right Society, Limited (1) Intercept Pharma Europe Limited (2) and Intercept Pharmaceuticals, Inc (3) in respect of premises at part 6th Floor 2 Pancras Square, Kings Cross London N1C 4AG.

“Lease monies” means the rents and all other monies payable by the Assignee under the Lease.

“Term” means the term granted by the Lease.

2	The Tenant hereby covenants with and guarantees to the Landlord as principal debtor that:

(a)	the Assignee will pay the Lease monies at the respective times and in manner appointed for payment in the Lease and will fully observe and perform the covenants, agreements and stipulations contained in the Lease; and

(b)	the Tenant will pay and make good to the Landlord all losses and costs and expenses sustained by the Landlord as a result of any default in respect of the matters mentioned in Clause 2(a).

3	It is hereby agreed that the Tenant’s liability shall not be discharged, lessened or in any way affected by any neglect or forbearance of the Landlord in endeavouring to obtain payment of the Lease monies as and when the same become due or by any delay in taking steps to enforce performance or observance of the said covenants, agreements and stipulations on the part of the Assignee or by any time, indulgence or other concession which may be given by the Landlord to the Assignee or (subject to section 18 of the Landlord and Tenant (Covenants) Act 1995) by any variation of the terms of the Lease or by any disclaimer of the Lease or by any other act or thing whereby (but for this Clause 3) the Tenant’s liability may have been discharged, lessened or otherwise affected.

46

Schedule 7 : Authorised Guarantee Agreement

4	The Tenant hereby further covenants with the Landlord that if (prior to any lawful assignment by the Assignee of the Lease) the Lease is disclaimed, then the Landlord may within 6 months after any such disclaimer by notice in writing require the Tenant to accept a new lease of the demised premises for a term equivalent to the residue which if there had been no disclaimer would have remained of the Term granted at the same rent and subject to the like covenants and conditions as are reserved and contained in the Lease (the said new lease and the rights and liabilities under it to take effect as from the date of such disclaimer) and in such case the Tenant shall pay the Landlord’s reasonable costs properly incurred in the preparation and granting of such new lease and shall accept such new lease accordingly and will execute and deliver to the Landlord a counterpart of it.

5	It is hereby agreed that if any payment is made under the terms of this guarantee and the Tenant is thereupon subrogated to all the Landlord’s rights of recovery in relation thereto then the Tenant shall not exercise any such rights against the Assignee.

6	Notwithstanding any of the foregoing provisions, the Tenant:

(a)	shall not be required to guarantee in any way the liability for the covenants and other terms of the Lease of any person other than the Assignee; and

(b)	shall not be subject to any liability, restriction or other requirement (of whatever nature) in relation to any time after the Assignee is by law released from the covenants and other terms of the Lease.

7	If any provision of this Deed or its application to any person or circumstance is void or unenforceable then such provision or its application to such person or circumstance shall be severed from this Deed so that the validity of the remainder of this Lease and the application of such provision to the persons or circumstances shall not be affected by such severance.

8	No person other than a contracting party may enforce any provision of this Deed by virtue of the Contracts (Rights of Third Parties) Act 1999.

9	This Deed shall be governed by and interpreted in accordance with English Law, and the parties hereto irrevocably submit to the jurisdiction of the English courts.

10	In this document, references to the Lease being disclaimed shall, for the avoidance of doubt, include any action which has the effect of terminating or otherwise curtailing the Assignee’s obligations under the Lease, whether arising from the action of an insolvency office holder or any other person lawfully empowered to take such action or pursuant to any order of a court (whether in England and Wales or in any other jurisdiction).

11	This document shall be treated as having been executed and delivered as a deed only upon being dated.

Delivered as a deed on the date of this document.

47

Schedule 7 : Authorised Guarantee Agreement

EXECUTION PAGE

Executed as a deed by	)	/s/ Guy Fletcher
PERFORMING RIGHT	)
SOCIETY, LIMITED	)
acting by:

Guy Fletcher,		Director

In the presence of:		Witness Name: Michael Higgin

Witness Signature: /s/ Michael Higgin

		Witness Address:	Field Seymour Parkes Solicitors
NO 1 London Street, Reading
Berkshire, RG1 4QW

Witness Occupation: Solicitor

48

Schedule 7 : Authorised Guarantee Agreement

EXECUTION PAGE

Executed as a deed by	)	/s/ Mark Pruzanski
INTERCEPT PHARMA	)
EUROPE LTD	)
acting by:

Mark Pruzanski,		Director

In the presence of:		Witness Name: Deborah Moss

Witness Signature: /s/ Deborah Moss

Witness Address: 212 E 47th St, Apt 27C, New York, NY 10017

Witness Occupation: Manager, Administrators

Executed as a deed on behalf of INTERCEPT	)
PHARMACEUTICALS, INC a company incorporated in Delaware USA	)
by Barbara Duncan, Chief Financial Officer	)

authorised signatory being a person who, in accordance with the laws of that territory, is acting under the authority of the company

/s/ Barbara Duncan
Authorised Signatory